UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 9, 2003

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-6035	95-2588754
(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (858) 552-9500

Item 5. Other Events and Required FD Disclosure

      On May 15, 2003, The Titan Corporation issued $200,000,000 principal amount of its 8% Senior Subordinated Notes due 2011 (the “Senior Notes”) in a private placement.  To fulfill its obligations under a registration rights agreement, Titan intends to file a Registration Statement on Form S-4 to register an offer to exchange the Senior Notes for registered 8% Senior Subordinated Notes due 2011 (the “Exchange Notes”).

      Titan is filing this Current Report on Form 8-K for the purpose of filing its consolidating condensed financial statements to quantify the financial position as of December 31, 2001 and 2002, and March 31, 2003, and the operations and cash flows for the years ended December 31, 2000, 2001 and 2002, and the three-month periods ended March 31, 2002 and 2003, for its subsidiaries that are guarantors of the Senior Notes and will be guarantors of the Exchange Notes and for its non-guarantor subsidiaries.  The consolidating condensed statements of operations and cash flows for the years ended December 31, 2000, 2001 and 2002 and balance sheets as of December 31, 2001 and 2002 are included herein as Note 15 to the Consolidated Financial Statements for the years ended December 31, 2000, 2001 and 2002.  The unaudited consolidating condensed statements of operations and cash flows for the three-month periods ended March 31, 2002 and 2003 and balance sheet as of March 31, 2003 are also presented herein.

Index to Financial Statements and Financial Statement Schedule

Page

Financial Statements as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002:
Report of Independent Auditors	4
Consolidated Statements of Operations	5
Consolidated Balance Sheets	6
Consolidated Statements of Cash Flows	7
Consolidated Statements of Stockholders' Equity	8
Notes to Consolidated Financial Statements	9-59
Supporting Financial Statement Schedule Covered by the Foregoing Report of Independent Auditors:
Schedule II — Valuation and Qualifying Accounts	60-61

Guarantor Condensed Consolidating Financial Statements as of March 31, 2003 and for the three- month periods ended March 31, 2002 and 2003:
Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2003	63
Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2002	64
Condensed Consolidating Balance Sheet as of March 31, 2003	65
Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2003	66
Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2002	67

Report of Independent Auditors

The Board of Directors and Stockholders
The Titan Corporation:

We have audited the accompanying consolidated balance sheets of The Titan Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the financial statements of SureBeam Corporation, which financial statements reflect total assets constituting 8 percent and 6 percent of the Company’s total assets as of December 31, 2001 and 2000, respectively, and net income (loss) from discontinued operations constituting 80 percent and 12 percent for each of the years in the two-year period ended December 31, 2001, respectively, of the related consolidated totals. Those financial statements were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 11, 2002. Our opinion, insofar as it relates to the amounts included for SureBeam Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, based on our audits and the report of other auditors, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company has adopted the provisions of SFAS No. 142 “Accounting for Goodwill and Other Intangible Assets,” and, accordingly, has changed its method of accounting for goodwill.

/s/ KPMG LLP

San Diego, California
February 25, 2003,
except as to notes 15 and 17,
which are as of June 30, 2003

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
  (In thousands, except per share data)

	For the Years Ended December 31,

	2002	2001	2000

Revenues	$1,392,160	$974,497	$846,208

Costs and expenses:
Cost of revenues	1,129,061	755,115	648,080
Selling, general and administrative	179,559	154,514	147,401
Research and development	9,555	9,310	5,701
Valuation allowance for accounts receivable	—	—	10,000
Gain on sale of IPivot	—	—	(2,140)
Exit and restructuring charges and other (Note 4)	53,317	—	—
Acquisition and integration related charges and other (Note 5)	—	27,847	28,820

Total costs and expenses	1,371,492	946,786	837,862

Operating profit	20,668	27,711	8,346
Interest expense	(32,664)	(36,669)	(35,672)
Interest income	1,708	1,779	3,272

Loss from continuing operations before income taxes, minority interests, extraordinary loss and cumulative effect of change in accounting principle	(10,288)	(7,179)	(24,054)
Income tax provision (benefit)	(2,452)	1,007	(11,308)

Loss from continuing operations before minority interests, extraordinary loss and cumulative effect of change in accounting principle	(7,836)	(8,186)	(12,746)
Minority interests	—	4,729	2,156

Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(7,836)	(3,457)	(10,590)
Loss from discontinued operations, net of taxes (benefit) of $(109,250), $(7,792) and $5,805 (Note 6)	(218,106)	(95,157)	(3,394)

Loss before extraordinary loss and cumulative effect of change in accounting principle	(225,942)	(98,614)	(13,984)
Extraordinary loss from early extinguishments of debt, net of tax benefit of $4,027 and $1,541	(5,408)	—	(4,744)
Cumulative effect of change in accounting principle, net of tax benefit (Notes 2 and 6)	(40,111)	—	—

Net loss	(271,461)	(98,614)	(18,728)
Dividend requirements on preferred stock	(689)	(690)	(692)

Net loss applicable to common stock	$(272,150)	$(99,304)	$(19,420)

Basic earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.11)	$(0.13)	$(0.25)
Loss from discontinued operations, net of taxes	(2.87)	(1.63)	(0.09)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.07)	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	(0.53)	—	—

Net loss	$(3.58)	$(1.76)	$(0.43)

Weighted average shares	75,988	58,793	52,717

Diluted earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.11)	$(0.13)	$(0.25)
Loss from discontinued operations, net of taxes	(2.87)	(1.63)	(0.10)
Extraordinary loss from early extinguishments of debt, net of taxes	(0.07)	—	(0.09)
Cumulative effect of change in accounting principle, net of taxes	(0.53)	—	—

Net loss	$(3.58)	$(1.76)	$(0.44)

Weighted average shares	75,988	58,793	52,717

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED BALANCE SHEETS
  (In thousands, except share and per share data)

	As of December 31,

	2002	2001

Assets
Current Assets:
Cash and cash equivalents	$34,123	$18,621
Restricted cash	394	—
Accounts receivable — net	314,363	347,507
Inventories	31,280	23,922
Prepaid expenses and other	19,441	15,198
Deferred income taxes	108,046	60,347
Current assets of discontinued operations	103,871	99,669

Total current assets	611,518	565,264

Property and equipment — net	63,705	61,440
Goodwill	462,719	414,121
Other assets — net	99,903	64,956
Deferred income taxes	53,015	—
Non-current assets of discontinued operations	6,582	346,138

Total assets	$1,297,442	$1,451,919

Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$12,813
Accounts payable	81,376	68,648
Acquisition debt	—	2,000
Current portion of long-term debt	847	1,275
Accrued compensation and benefits	66,639	66,473
Other accrued liabilities	87,602	65,309
Income taxes payable	—	1,174
Current liabilities of discontinued operations	49,143	68,960

Total current liabilities	289,107	286,652

Long-term portion of amounts outstanding under line of credit	344,750	317,187

Other long-term debt	2,045	5,612

Other non-current liabilities	54,401	44,462

Non-current liabilities of discontinued operations	44,826	51,025

Commitments and contingencies (Notes 3, 4 and 10)
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	250,000

Minority interests	—	23

Stockholders' Equity:
Preferred stock: $1 par value, authorized 5,000,000 shares:
Cumulative convertible, $13,800 liquidation preference, designated 1,068,102 shares:
688,129 and 689,678 shares issued and outstanding	688	690
Series A junior participating, designated 1,000,000 authorized shares: None issued	—	—
Common stock: $.01 par value, authorized 200,000,000 shares: 78,344,550 and 70,128,582 shares issued and outstanding	783	701
Capital in excess of par value	647,752	586,802
Deferred compensation	(8,791)	(34,519)
Retained earnings (deficit)	(327,318)	(55,857)
Accumulated other comprehensive income (loss)	(132)	128
Treasury stock (245,750 and 372,050 shares), at cost	(669)	(987)

Total stockholders' equity	312,313	496,958

Total liabilities and stockholders' equity	$1,297,442	$1,451,919

The accompanying notes are an integral part of these consolidated financial statements.
THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
  (In thousands of dollars)

	For the Years Ended December 31,

	2002	2001	2000

Cash Flows from Operating Activities:
Loss from continuing operations	$(7,836)	$(3,457)	$(10,590)
Adjustments to reconcile loss from continuing operations to net cash provided by (used for) continuing operations, net of effects of businesses acquired:
Depreciation and amortization	21,705	21,971	20,965
Write-offs due to asset impairments	—	14,640	—
Deferred income taxes and other	24,322	1,314	(6,157)
Minority interests	—	(5,119)	(2,566)
Poolings of interests	—	—	1,352
Deferred compensation charges	27,835	4,282	5,538
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	63,480	(23,216)	(4,790)
Inventories	(6,913)	(5,276)	39
Prepaid expenses and other assets	(6,980)	3,191	(10,894)
Accounts payable	9,166	8,333	2,016
Income taxes payable/refundable	(1,187)	(37)	(10,505)
Accrued compensation and benefits	(5,005)	6,133	(855)
Other liabilities	37,130	(12,417)	(5,182)

Net cash provided by (used for) continuing operations	155,717	10,342	(21,629)

Loss from discontinued operations	(218,106)	(95,157)	(3,394)
Deferred compensation charge attributable to discontinued operations	7,780	54,270	649
Issuance of stock in subsidiaries	172	61,327	—
Minority interest attributable to discontinued operations	(130)	(11,872)	(1,561)
Changes in net assets and liabilities of discontinued operations	75,892	(122,917)	(139,903)

Net cash used for discontinued operations	(134,392)	(114,349)	(144,209)

Net cash provided by (used for) operating activities	21,325	(104,007)	(165,838)

Cash Flows from Investing Activities:
Capital expenditures	(26,002)	(14,237)	(26,334)
Acquisition of businesses, net of cash acquired	27,409	(34,171)	(72,718)
Capitalized software development costs	(1,586)	(4)	(719)
Proceeds from sales of investments	6,917	3,217	—
Advances to SureBeam on line of credit	(25,000)	—	—
Other investments	(6,851)	(12,546)	(2,775)
Other	7,594	(206)	1,511

Net cash used for investing activities	(17,519)	(57,947)	(101,035)

Cash Flows from Financing Activities:
Issuance of redeemable convertible preferred securities	—	—	250,000
Additions to debt	18,250	66,875	123,903
Retirements of debt	(4,647)	(38,100)	(104,426)
Deferred debt issuance costs	(8,908)	(1,600)	(19,351)
Proceeds from stock issuances	8,566	147,579	5,413
Issuance of stock by subsidiaries	19	42	6,373
Dividends paid	(689)	(690)	(692)
Increase in restricted cash	(394)	—	—
Purchase of stock	—	—	(173)
Other	(241)	2	(838)

Net cash provided by financing activities	11,956	174,108	260,209

Effect of exchange rate changes on cash	(260)	20	141

Net increase (decrease) in cash and cash equivalents	15,502	12,174	(6,523)
Cash and cash equivalents at beginning of year	18,621	6,447	12,970

Cash and cash equivalents at end of year	$34,123	$18,621	$6,447

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands of dollars, except per share data)

	Cumulative Convertible Preferred Stock	Common Stock	Capital in Excess of Par Value	Deferred Compen- sation	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total

Balances at December 31, 1999	$695	$525	$163,252	$(738)	$5,283	$(33)	$(2,636)	$166,348
Pooling adjustments					1,352			1,352
Exercise of stock options and other		16	3,577					3,593
Proceeds from stock issuances			1,820					1,820
Issuance of stock for equity interest			900					900
Deferred compensation, related to the issuance of stock options			19,331	(19,331)				—
Amortization of deferred compensation				6,187				6,187
Purchase of treasury stock			(173)					(173)
Shares contributed to employee benefit plans			1,167				1,197	2,364
Foreign currency translation adjustment						141		141
Conversion of preferred stock	(5)		5					—
Income tax benefit from employee stock transactions			1,479					1,479
Gain related to issuance of stock in subsidiary					2,825			2,825
Dividends on preferred stock — Cumulative Convertible, $1.00 per share			(692)					(692)
Net loss					(18,728)			(18,728)

Balances at December 31, 2000	690	541	190,666	(13,882)	(9,268)	108	(1,439)	167,416
Proceeds from issuance of stock		80	136,102					136,182
Issuance of stock for acquisitions		40	144,724					144,764
Exercise of stock options and other		40	11,749				(392)	11,397
Deferred compensation, related to the issuance of stock options			78,725	(78,725)				—
Amortization of deferred compensation				58,552				58,552
Foreign currency translation adjustment						20		20
Valuation of options assumed in acquisitions			16,272	(464)				15,808
Income tax benefit from employee stock transactions			5,157					5,157
Gain related to issuance of stock in subsidiary					52,025			52,025
Shares contributed to employee benefit plans			4,097				844	4,941
Dividends on preferred stock — Cumulative Convertible, $1.00 per share			(690)					(690)
Net loss					(98,614)			(98,614)

Balances at December 31, 2001	690	701	586,802	(34,519)	(55,857)	128	(987)	496,958
Spin-off of SureBeam			(124,722)	19,318				(105,404)
Stock issued for acquisitions		68	137,431				312	137,811
Exercise of stock options and other		10	8,556					8,566
Shares contributed to employee benefit plans		4	7,519				6	7,529
Conversion of preferred stock	(2)		2					—
Deferred compensation, related to the issuance of stock options			29,834	(29,834)				—
Write-off of deferred compensation related to discontinued operations			(629)	629				—
Amortization of deferred compensation				35,615				35,615
Income tax benefit from employee stock transactions			3,648					3,648
Dividends on preferred stock — Cumulative Convertible, $1.00 per share			(689)					(689)
Foreign currency translation adjustment						(260)		(260)
Net loss					(271,461)			(271,461)

Balances at December 31, 2002	$688	$783	$647,752	$(8,791)	$(327,318)	$(132)	$(669)	$312,313

The accompanying notes are an integral part of these consolidated financial statements.

THE TITAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data, or as otherwise noted)

Note 1.  Nature of Operations

      The Titan Corporation (the “Company”or “Titan”) is a leading technology developer and systems integrator for the Department of Defense, the Department of Homeland Security, and intelligence and other key government agencies.  The Company provides a range of services and systems solutions,.  These solutions and services include research and development, design, installation, integration, test, logistics support, maintenance and training.  The Company also provides services and solutions to government agencies with sophisticated information systems.  These include information processing, information fusion, data management, and communication systems.  In addition, the Company also develops and produces digital imaging products, sensors, lasers, electro-optical systems, threat simulation/training systems, intelligence electronic hardware, signal intercept systems, and complex military specific systems.

      The Company focuses on the following four markets:  C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance), Transformational Programs, Enterprise IT, and the War on Terrorism/Homeland Security.

      Prior to the recent developments discussed below, the Company grouped its businesses into five business segments – Titan Systems, Titan Wireless, Software Systems (including Cayenta), Titan Technologies and the SureBeam business.  As discussed below, Titan is no longer reporting the results of operations by these segments, however, reference may be made to these segments in discussions of other historical information.  In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” substantially all of the Company’s operations are aggregated into one reportable segment given the similarities of economic characteristics between the operations and the common nature of the products, services, and customers.

Recent Developments

      In August 2002, the Company’s board of directors made the decision to sell or otherwise divest its LinCom Wireless business and to sell a remaining commercial information technology business, both of which were previously reported in the Company’s Titan Technologies segment.  Accordingly, Titan has reflected both operations as discontinued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 (see Note 6).

      In July 2002, the Company’s board of directors made the decision to exit all of its international telecommunications business through a combination of selling its operations within its Titan Wireless segment.  Titan began implementing these actions immediately and expects to complete these actions during 2003.  The Company has reported this exit of the Titan Wireless segment as a discontinued operation in accordance with SFAS No. 144 (see Note 6).

      During the first quarter of 2002, the Company’s board of directors made the decision to sell certain of its commercial information technology operations within its Cayenta segment and the AverCom business within the Titan Technologies segment.  In accordance with SFAS No. 144, all commercial operations that have been sold or that are held for sale have been reflected as discontinued operations for all periods presented in Titan’s consolidated financial statements (see Note 6).

      As a result of Titan’s decision in the third quarter of 2002 to exit substantially all of its remaining commercial businesses and because most of Titan’s remaining operations are its government businesses, Titan is no longer reporting the results of operations by segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  Also, as a result of these decisions, the Company merged its Titan Systems Corporation subsidiary, which encompassed its primary government businesses, into The Titan Corporation on September 25, 2002.  As a result of this merger, outstanding stock options held by employees of Titan Systems Corporation were exchanged using an exchange ratio of ..8371, for approximately 5.2 million stock options in The Titan Corporation.  The exchange ratio was determined by Titan using a valuation of Titan Systems Corporation, as determined by an independent valuation firm, and the average Titan Corporation closing stock price for the 20 trading days ending on the day before the merger (see Note 6).

      On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic food irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share.  On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan stockholders within the next 12 months from that date.  The plan involved filing a letter ruling request with the Internal Revenue Service ("IRS") to obtain approval of the tax-free distribution.  Titan received a favorable ruling in May 2002, and on August 5, 2002, Titan’s remaining ownership interest in SureBeam was spun-off to Titan stockholders as a tax-free dividend.  Titan has historically reported the SureBeam business as a separate segment.  In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan have been restated to reflect SureBeam as a discontinued business.

Note 2.  Significant Accounting Policies

      Principles of Consolidation.  The consolidated financial statements include the accounts of Titan and its subsidiaries.  All significant intercompany transactions and balances have been eliminated.  From time to time, the Company makes investments in joint ventures which may involve international locations and operations.  Management evaluates its investment in each joint venture on an individual basis for purposes of determining whether or not consolidation is appropriate.  Investments in such ventures are generally consolidated in instances where the Company retains control through decision-making ability and generally a greater than 50% ownership interest.  In the absence of such factors, the Company generally accounts for these investments under the cost or equity method, depending upon management's evaluation of the Company's ability to exercise significant influence or control.

      Reclassifications.  Certain reclassifications have been made to prior year presentations to conform to the 2002 presentation.

      Minority Interest in Subsidiaries.  Minority interest in subsidiaries consists primarily of equity securities issued in 2000 by the Company's subsidiary, Cayenta, Inc., which was the operations of the Software Systems business, which included certain components which were discontinued in March 2002, as well as certain components which are continuing businesses, and equity securities issued in 2000 and 2001 by the Company's SureBeam subsidiary.  The Company owned substantially all of the voting equity of Cayenta and SureBeam both before and after the transactions.  The Company records minority interest to reflect the portion of the earnings or losses of majority-owned operations which are applicable to the minority interest partners.  The minority interest percentages of Cayenta and SureBeam were approximately 24.3% and 19.9%, respectively, as of December 31, 2001 and 23% and 0% as of December 31, 2002, respectively.  The minority interest portion of SureBeam's and Cayenta’s losses from the discontinued components are reflected in the loss from discontinued operations.  In addition, the minority interest portion of the continuing components of Cayenta are reflected in continuing operations.

      Foreign Currency Translation.  The financial statements of certain of the Company's foreign subsidiaries are measured using the local functional currency.  Assets and liabilities of these subsidiaries are translated at exchange rates in effect as of the balance sheet date.  Revenues and expenses are translated at average rates of exchange in effect during the year.  The resulting cumulative translation adjustments have been recorded in other comprehensive income within stockholders' equity.  Foreign currency transaction gains and losses are included in consolidated net income.

      Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

      Revenue Recognition.  A majority of the Company's revenue, both government and commercial, is derived from products manufactured and services performed under cost-reimbursement, time-and-materials, and fixed-price contracts.  Cost reimbursement contracts for the government provide for reimbursement of costs plus the payment of a fee.  Under fixed-price contracts, we agree to perform certain work for a fixed price.  Under time and materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and are reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense.  Titan’s contracts with its government customers may use various cost-type contracts.  They include cost-plus fixed fee, cost-plus award fee, cost-plus incentive fee with incentives based upon both cost and/or performance, cost-with no fee, and cost sharing contracts.  Under fixed-price contracts, revenues are generally recognized as services are performed, using the percentage-of-completion method, in accordance with Accounting Research Bulletin No. 45 and AICPA Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts ("SOP 81-1").  Total estimated costs are based on management's assessment of costs to complete the project based upon evaluation of the level of work achieved and costs expended to date.  Estimated contract losses are fully charged to operations when identified.  Revenues are recognized under fixed-price contracts based on the percentage-of-completion basis, using the cost-to-cost or units-of-delivery methods.  Billings in excess of cost incurred are recorded as reductions in accounts receivable in the accompanying consolidated balance sheet.  Deferred revenues are included in current liabilities.  For award and incentive fee type contracts, we recognize the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the customer regarding our performance, including any interim performance evaluations rendered by the customer.

      Revenues from software license agreements are recognized currently, provided that all of the following conditions are met:  a noncancellable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable and the risk of concession is deemed remote, and no other significant vendor obligations exist.  Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year.  Maintenance revenues which are bundled with license agreements are unbundled using vendor-specific objective evidence.

      As most of the Company's revenue recognition practices are in accordance with SOP 81‑1 and AICPA Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), the adoption of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" in 2000 had no material impact on the Company's consolidated financial statements.

      In software agreements that include rights to multiple software products, maintenance or services, the Company allocates the total revenue between each deliverable using the relative fair value of each of the deliverables determined using vendor-specific objective evidence.  Vendor-specific objective evidence of fair value is determined using the price charged when the element is sold separately.

      Deferred Revenues.  Included in other accrued liabilities are deferred revenues which consist principally of customer deposits and payments for software maintenance agreements with customers whereby the Company receives payment in advance of performing the service.  Revenue from these contracts is recognized ratably over the contract period.

      Cash Equivalents.  All highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents.

      Unbilled Accounts Receivable.  Unbilled accounts receivable are included in accounts receivable and include work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations.  Generally, unbilled accounts receivable are expected to be billed and collected within one year.  Payments to the Company for performance on certain U.S. government contracts are subject to audit by the Defense Contract Audit Agency.  Revenues have been recorded at amounts expected to be realized upon final settlement.

      Concentration of Risk.  As the Company expanded its business into international markets and developing countries during 2000 and 2001, certain accounts receivable may have been exposed to credit risk due to political and/or economic instability in these areas.  To mitigate credit risk in foreign countries, the Company has generally denominated its foreign contracts in U.S. dollars and required payment primarily in the form of stand-by letters of credit, advance deposits, or wire transfer, prior to shipment.  Sales to the U.S. government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $1,320.0 million in 2002, $905.3 million in 2001, and $763.3 million in 2000.  Substantially all of the Company's operations are located in the United States.  Export and foreign revenues amounted to approximately $29.6 million, $21.4 million, and $13.6 million in 2002, 2001, and 2000, respectively, primarily to countries in Europe, Asia, Africa and South America.  Substantially all international sales are denominated in U.S. dollars.

      A majority of the Company's total revenues are from U.S. government contracts.  Any cancellations or modifications of our significant contracts or subcontracts, or failure by the U.S. government to exercise an option period relating to those contracts or subcontracts, could adversely affect the Company's financial condition and results of operations in the short- and long-term.  A significant and continuing decline in U.S. defense and other federal agency budgets also may negatively impact our business.  Although we bid for and are awarded long-term U.S. government contracts and subcontracts, the U.S. government only funds these contracts on an annual basis, and many of the Company's contracts and subcontracts include option years.  The U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget, and generally has the right not to exercise option periods.  The U.S. Congress may decline to appropriate funds needed to complete the contracts awarded to us or the prime contractor.  On our subcontracts, we generally do not control the prime contractor's allocation of resources.  We also depend upon the prime contractor to perform its obligations on the primary government contract.  In addition to contract cancellations and declines in agency budgets, the Company's financial condition and results of operations may be adversely affected by:

•	budgetary constraints affecting U.S. government spending generally, and changes in fiscal policy or available funding;

•	curtailment of the U.S. government's use of technology services providers;

•	the adoption of new laws or regulations;

•	U.S. government shutdowns, such as that which occurred during the U.S. government's 1996 fiscal year;

•	competition and consolidation in our business areas; and

•	general economic conditions.

      These or other factors could cause government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts.  Any of these actions could have a material adverse effect on our business, financial condition and results of operations.

      Inventories.  Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out (FIFO) and weighted average methods, or market.  The Company periodically evaluates its on-hand stock and makes appropriate disposition of any stock deemed excess or obsolete.

      Property and Equipment.  Property and equipment are stated at cost.  Depreciation is provided using the straight-line method, with estimated useful lives of 5 to 30 years for buildings, 3 to 15 years for leasehold improvements, representing the lesser of the useful life of the improvement or the lease term, and 3 to 15 years for machinery and equipment and furniture and fixtures.  Certain machinery and equipment in the Company's medical sterilization and food irradiation businesses is depreciated based on units of production.

      Goodwill and Other Intangible Assets.  Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

      SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two step methodology.  The initial step requires the Company to assess whether indications of impairment exist.  If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit.  If the fair value exceeds the carrying value, no impairment loss is recognized.  However,if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

Initial Adoption

      In connection with adopting this standard as of January 1, 2002, during the first quarter of 2002, the Company’s independent valuation consultant, Bearing Point (formerly KPMG Consulting, Inc.), completed step one of the test for impairment, which indicated that the carrying values of certain reporting units exceeded their estimated fair values, as determined utilizing various evaluation techniques including discounted cash flow and comparative market analysis.  Thereafter, given the indication of a potential impairment, the Company completed step two of the test.  Based on that analysis, a transitional impairment loss of $40.1 million, which was net of a $10.0 million tax benefit, was recognized in the first quarter of 2002 as the cumulative effect of an accounting change.  The impairment charge resulted from a change in the criteria for the measurement of the impairment loss from an undiscounted cash flow method, as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," to an estimated fair value analysis as required by SFAS No. 142.  The gross $50.1 million impairment charge recorded in the first quarter of 2002 was comprised of approximately $27.5 million in certain components of our Cayenta business, approximately $14.9 million in our AverCom business, which was previously reported in our Titan Technologies segment, both attributable to lower valuations and weakened outlook in commercial IT services, and approximately $7.7 million in our Titan Wireless business.  The entire $50.1 million charge was related to discontinued businesses; approximately $42.4 million of this charge pertained to businesses that were discontinued by the Company on March 1, 2002 with the remaining charge of $7.7 million related to the Company’s long distance telecommunications business that was discontinued in the third quarter of 2002.

      Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight‑line basis over the expected periods to be benefited, generally 1 to 40 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. All other intangible assets were amortized on a straight‑line basis from 1 to 5 years.  The amount of goodwill and other intangible asset impairment, if any, was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of funds.

Impairment Subsequent to Initial Adoption

      As a result of Titan’s board of directors’ decision in July 2002 to exit its long distance telecommunications business, and the deterioration in pricing and valuations in the telecommunications industry, Titan recorded an additional impairment charge of $74.9 million of goodwill in its international telecommunications business, Titan Wireless, based upon recent indications of fair value as determined by recent sales offers from potential buyers.

      In connection with Titan’s board of directors’ decision in the third quarter of 2002 to divest its LinCom Wireless business, Titan recorded a $2.7 million impairment of goodwill based upon recent indications of fair value as determined by offers from potential buyers.  In October 2002, Titan shut down the operations of LinCom Wireless.

      In addition, approximately $19.4 million of additional goodwill was determined to be impaired related to previously discontinued components of Cayenta, AverCom and other commercial information technology businesses, which impairment was recorded based upon estimates of fair value.

      All impairment charges recognized subsequent to the Company’s initial adoption of SFAS No. 142 have been reported in the loss from discontinued operations, as all impairments were incurred in businesses held for sale or disposed of during 2002 (see Note 6).

      The adjustment of previously reported net income (loss) and earnings (loss) per share below represents the elimination of recorded amortization of goodwill.  The impact on net income (loss), and basic and diluted net earnings (loss) per share for the years ended December 31, 2002, 2001 and 2000 is set forth below:

Reconciliation of Net Income (Loss) and Earnings (Loss) Per Share:
	Years Ended December 31,

	2002	2001	2000

Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(7,836)	$(3,457)	$(10,590)
Add back amortization of goodwill, net of tax	—	11,424	5,244

Adjusted income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(7,836)	7,967	(5,346)

Loss from discontinued operations, net of tax	(218,106)	(95,157)	(3,394)
Add back amortization of goodwill, net of tax	—	16,641	13,886

Adjusted income (loss) from discontinued operations	(218,106)	(78,516)	10,492

Extraordinary loss from early extinguishments of debt, net of tax	(5,408)	—	(4,744)
Cumulative effect of change in accounting principle	(40,111)	—	—

Net income (loss)	(271,461)	(70,549)	402
Dividend requirements on preferred stock	(689)	(690)	(692)

Net loss applicable to common stock	$(272,150)	$(71,239)	$(290)

Basic earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.11)	$(0.12)	$(0.25)
Add back amortization of goodwill, net of tax	—	0.19	0.10

Adjusted income (loss) from continuing operations before extraordinary item	(0.11)	0.07	(0.15)

Loss from discontinued operations, net of tax	(2.87)	(1.63)	(0.09)
Add back amortization of goodwill, net of tax	—	0.28	0.26

Adjusted income (loss) from discontinued operations	(2.87)	(1.35)	0.17

Extraordinary loss from early extinguishments of debt, net of tax	(0.07)	—	(0.09)
Cumulative effect of change in accounting principle	(0.53)	—	—

Net loss	$(3.58)	$(1.28)	$(0.07)

Weighted average shares	75,988	58,793	52,717

Diluted earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.11)	$(0.12)	$(0.25)
Add back amortization of goodwill, net of tax	—	0.19	0.10

Adjusted income (loss) from continuing operations before extraordinary item	(0.11)	0.07	(0.15)

Loss from discontinued operations, net of tax	(2.87)	(1.63)	(0.10)
Add back amortization of goodwill, net of tax	—	0.28	0.26

Adjusted loss from discontinued operations	(2.87)	(1.35)	0.16

Extraordinary loss from early extinguishments of debt, net of tax	(0.07)	—	(0.09)
Cumulative effect of change in accounting principle	(0.53)	—	—

Net loss	$(3.58)	$(1.28)	$(0.08)

Weighted average shares	75,988	58,793	52,717

      Impairment of Investments in Non-marketable Securities.   Periodically, the Company reviews for possible impairments its non-marketable securities, which include the Company’s investments in emerging businesses, which are accounted for under the cost method.  Whenever events or changes in circumstances indicate that the carrying amount of an asset is other than temporarily impaired, asset values are adjusted accordingly based on a write down of cost to estimated fair value.  In evaluating whether a loss in the carrying value of the Company’s investment is other than temporary, the Company evaluates the financial condition and near-term prospects of the investee and the region and industry of the investee, including any specific events which may influence the operations of the investee such as changes in technology, and the Company’s overall investment intent.  The Company will generally deem an impairment to be other than temporary if its cost basis has exceeded its fair value for a period of six to nine months.  If a loss in the carrying value of the Company’s investment is deemed to be other than temporary, the Company recognizes such loss based on a write down of cost to realizable value.

      Impairment of Long‑Lived Assets.  SFAS No. 144 provides a single accounting model for long‑lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s consolidated financial statements.

      In accordance with SFAS No. 144, long‑lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      Prior to the adoption of SFAS No. 144, the Company accounted for long‑lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long‑Lived Assets and for Long‑Lived Assets to Be Disposed Of.”

      Stock-Based Compensation.  The Company has elected to adopt the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation".  Accordingly, the Company will continue to account for its stock-based compensation plans under the provisionsof APB No. 25.  The Company also follows the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which amends SFAS No. 123.

      As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value based method of accounting described in APB No. 25 and has adopted the disclosure only provisions of SFAS No. 123.  Compensation cost, if any, is measured as the excess of the quoted market price of the Company's stock on the date of grant over the exercise price of the grant.  Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's results of operations would have been reduced to the pro forma amounts indicated below:

	2002	2001	2000

Net loss, as reported	$(271,461)	$(98,614)	$(18,728)
Less: Additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(5,575)	(9,123)	(3,620)

Net loss, pro forma

	$(277,036)	$(107,737)	$(22,348)

Earnings per share:
Basic as reported	$(3.58)	$(1.76)	$(.43)
Basic pro forma	$(3.66)	$(1.92)	$(.51)

Diluted as reported	$(3.58)	$(1.76)	$(.44)
Diluted pro forma	$(3.66)	$(1.92)	$(.51)

      Income Taxes.  The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.  If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

      Capitalized Software.  The Company capitalizes certain software costs, in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," after technological feasibility has been established based on a detailed program design.  Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product, which is estimated to be 3 to 5 years.  As of December 31, 2002, capitalized software, net of accumulated amortization was approximately $1.4 million.  Amortization for each of the years ended December 31, 2002, 2001 and 2000, was less than $0.1 million.

      Per Share Information.  The Company computes earnings per share based on the provisions of SFAS No. 128, "Earnings Per Share."

      The following data summarize information relating to the per share computations for continuing operations before extraordinary loss and cumulative effect of change in accounting principle:

	For the Year Ended December 31, 2002

	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts

Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(7,836)
Less preferred stock dividends	(689)

Basic and Diluted EPS:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle available to common stockholders	$(8,525)	75,988	$(0.11)

	For the Year Ended December 31, 2001

	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts

Loss from continuing operations	$(3,457)
Less preferred stock dividends	(690)
Effect of minority interests	(3,228)

Basic and Diluted EPS:
Loss from continuing operations available to common stockholders	$(7,375)	58,793	$(0.13)

	For the Year Ended December 31, 2000

	Income (Loss) (Numerator)	Shares (000's) (Denominator)	Per-Share Amounts

Loss from continuing operations before extraordinary loss	$(10,590)
Less preferred stock dividends	(692)
Effect of minority interests	(1,867)

Basic and Diluted EPS:
Loss from continuing operations before extraordinary loss available to common stockholders	$(13,149)	52,717	$(0.25)

      In the year ended December 31, 2002, options to purchase approximately 3,357,700 shares of common stock at exercise prices ranging from $1.04 to $13.09 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the loss from continuing operations before extraordinary item and cumulative effect of change in accounting principle.  In the years ended December 31, 2001 and 2000, respectively, options to purchase approximately 2,074,600 and 3,260,000 shares of common stock at exercise prices ranging from $1.12 to $20.04 and $.40 to $29.00 per share were not included in the computation of diluted EPS, as the effect would have been anti-dilutive due to the loss from continuing operations before extraordinary item.  In the year ended December 31, 2002, options to purchase approximately 3,963,900 shares of common stock at prices ranging from $13.18 to $29.74 were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.  In the years ended December 31, 2001 and 2000, respectively, options to purchase approximately 1,206,800 and 170,900 shares of common stock at exercise prices ranging from $20.70 to $47.50 and $32.00 to $47.50 per share were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

      In 2002, 2001, and 2000, approximately 538,400, 459,900, and 461,200 shares of common stock, respectively, that could result from the conversion of cumulative convertible preferred stock were not included in the computation of dilutive EPS, as the effect would have been anti-dilutive on the results of continuing operations.  Similarly, in 2002, approximately 6,776,500 shares, and in 2001 and 2000 approximately 5,038,000 shares that could result from the conversion of the remarketable term income deferrable equity securities (HIGH TIDES) were not included in the computation of diluted EPS.

      Comprehensive Income.  Comprehensive income represents all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.  Comprehensive income is the total of net income and all other nonowner changes in equity.

      During the years ended December 31, 2002, 2001, and 2000, the Company's only element of other comprehensive income resulted from foreign currency translation adjustments, which are reflected in the consolidated statements of changes in stockholders' equity as foreign currency translation adjustments within accumulated other comprehensive income.

      Gain on Issuance of Stock in Subsidiary.  In 2000, the Company became subject to the provisions of SEC Staff Accounting Bulletin No. 51 ("SAB 51") to reflect the issuance of approximately 5% of Cayenta Class A Common Stock in connection with an acquisition.  In accordance with the provisions of SAB 51, the transaction is reflected as an equity transaction, and the net effect of the transaction is reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary." In 2001, as a result of the SureBeam initial public offering and in accordance with SAB 51, Titan recorded a gain of $52.0 million related to its equity interest in SureBeam reflected in the accompanying Consolidated Statement of Stockholders' Equity as "Gain related to issuance of stock in subsidiary".

      Gain on Sale of Investments.  The Company records gains in income from continuing operations on sales of its interests related to technology that it has developed internally, the costs of which have been reflected in operating expenses in the Company’s consolidated financial statements.

      New Accounting Standards.  In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements.  Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

      Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets".  Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment.  Separable intangible assets that have finite useful lives will continue to be amortized over their useful lives.  SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two step methodology.  The initial step requires the Company to assess whether indications of impairment exist.  If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit.  If the fair value exceeds the carrying value, no impairment loss is recognized.  However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003.   The application of this Interpretation is not expected to have a material effect on the Company’s financial statements.  The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.”  This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued.  The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial statements.  The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

      In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations".  This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  It applies to (a) all entities and (b) legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees.  This statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and is effective for financial statements issued for fiscal years beginning after June 15, 2002.  Management does not believe that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

      Also in August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion).  The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.  The Company adopted SFAS No. 144 in the first quarter of 2002.  As a result of the timing of the effective date of SFAS No. 144, the Company has reported the discontinuance of its SureBeam segment under the provisions of APB No. 30 and the discontinuance of certain components discussed in Note 6 in accordance with SFAS No. 144 as of January 1, 2002.

      The FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which required that all gains and losses from extinguishment of debt be aggregated, and if material, classified as an extraordinary item. As a result of changes in the criteria, gains and losses from debt extinguishment are to be classified as extraordinary only if they meet the criteria set forth in APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”  SFAS No. 145 also requires that sale-leaseback accounting be used for capital lease modifications with economic effects similar to sale-leaseback transactions.  The Company does not expect implementation to have a significant effect on its results of operations.  However, the loss from the current extinguishment of the Company’s credit facility, which was appropriately recorded as an extraordinary item in accordance with APB No. 30, will be reclassified to income from continuing operations in 2003 when the Company adopts SFAS No. 145.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  SFAS No. 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS No. 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value.  Under current rules, companies can record a liability for restructuring costs when a commitment to a plan of action is made.  SFAS No. 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS No. 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS No. 146, a company may not restate its previously issued financial statements, and the new statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.  Titan does not intend to adopt SFAS No. 146 until after December 31, 2002.

Note 3.  Acquisitions

      In January 2003, the Company announced that the agreement to acquire Science & Engineering Associates, Inc. (“SEA”), a privately held provider of engineering and information technology services, had expired and that Titan and SEA mutually agreed not to extend the purchase agreement at that time.  Direct costs of $1.2 million related to this transaction were included in exit and restructuring charges and other in 2002 (see Note 4).

      On September 12, 2002, the Company completed the acquisition of 100% of the outstanding shares of Wave Science, Inc. (“Wave Science”), a privately held designer of radio components and communication systems, for a purchase price of approximately $8.5 million in cash, subject to post-closing adjustments and indemnification obligations.  Also, additional consideration of up to $3.0 million may be paid based on achieving certain revenue and profit margin targets for the two-year period beginning January 1, 2002 through December 31, 2003, and additional consideration of up to $1.0 million may be paid based on the receipt of certain contract awards through December 31, 2004.  The acquisition was to further Titan’s goal of acquiring government information technology companies which fit strategically with its government business, particularly the addition of Wave Science’s experienced engineering team.  The transaction was accounted for as a purchase.  The excess of the purchase price over the estimated fair market value of the net assets acquired was approximately $8.2 million, and has been recorded as goodwill.  Operating results of Wave Science are reported in operating results from September 13, 2002.  As the total consideration for the acquisition of Wave Science may change based upon the attainment of certain revenue and profit margin targets through December 31, 2003 and based upon the receipt of contract awards through December 31, 2004, goodwill may change to reflect any such additional consideration.

      On March 21, 2002, Titan completed the acquisition of Jaycor, Inc. ("Jaycor"), a San Diego, California, based provider of information technology services and specialized communications and sensor products to further Titan’s goal of acquiring government information technology companies which fit strategically with its government business.  At the closing, Titan issued approximately 4,919,500 shares of Titan common stock for all the outstanding shares of common stock of Jaycor, based on an exchange ratio of 0.50160 shares of Titan common stock for each share of Jaycor common stock at an aggregate value of $99.6 million, based on $20.24 per Titan share, the average trading price ending March 20, 2002, the date on which the formula for the purchase consideration became fixed.  Jaycor's operations are reported in our operating results from March 22, 2002.  The excess of the $99.6 million purchase price over the estimated fair market value of the net assets acquired ($57.6 million) was approximately $42.0 million.  The transaction was accounted for as a purchase.  In April 2002, the Company obtained an independent valuation completed by Bearing Point (formerly KPMG Consulting, Inc.) to assist management in its purchase price allocation for the Jaycor acquisition.  The independent valuation was used by the Company to allocate $38.1 million to goodwill and $3.9 million to intangible assets.  The intangible assets consist of backlog, customer relationships and trade name of $0.7 million, $1.3 million, and $1.9 million, respectively, which are being amortized over the estimated useful lives of 1 year, 1 to 3 years and 5 years, respectively.  At December 31, 2002, the unamortized balance of purchased intangibles was $2.7 million included in Other Assets in the consolidated balance sheet. The transaction value was increased by approximately $3.9 million to an aggregate total of $103.5 million to reflect an additional 173,099 shares issued in July to cover certain costs of the shareholders of Jaycor, and an additional 20,948 shares issued in July and August 2002 related to certain working capital adjustments.  The additional purchase price of $3.9 million was accounted for as an increase to goodwill resulting in goodwill of $42.0 million at December 31, 2002.  As the allocations of purchased assets and liabilities of Jaycor are finally determined, goodwill may change to reflect any such adjustments.

      Following is unaudited condensed balance sheet information for Jaycor at the date of acquisition (amounts in millions):

Jaycor

Cash	$36.0
Accounts receivable	28.4
Other current assets	2.2
Property, plant and equipment	4.0
Non-current assets	1.1

Total assets	71.7

Accounts payable	3.2
Other current liabilities	10.6
Non-current liabilities	0.3

Total liabilities	14.1

Net assets	$57.6

      On February 22, 2002, Titan completed the acquisition of International Systems, LLC (“International Systems”), which designs and builds low-cost combat systems for the Department of Defense (DoD) and agencies of the DoD, to further Titan’s goal of acquiring government information technology companies which fit strategically with its government business.  The purchase price, which aggregated approximately $1.8 million, was comprised of approximately 100,000 shares of Titan common stock, subjectto post-closing adjustments and indemnification obligations.  Also, additional consideration may be paid based on the receipt of certain contract awards and the achievement of defined earnings levels on all contracts generated by International Systems, which consideration may be satisfied with cash or Titan common stock.  In July 2002, 100,000 shares of Titan stock valued at $1.2 million were issued based on the receipt of certain of these contract awards.  The value of the shares was recorded as an increase to goodwill.  Up to an aggregate maximum of 350,000 additional shares of common stock may be issued as additional consideration based on the receipt of future contract awards.  In October 2002, under the provisions of the original purchase agreement, Titan advanced $0.8 million to a former principal shareholder and current employee of International Systems.  Such advance is evidenced by a promissory note which is secured by the shareholder’s purchase consideration of Titan shares and shares issuable upon achievement of certain milestones as provided under the original purchase agreement.  The note bears interest at 6 percent per annum, commencing in October 2003.  This note is reflected as an Other Current Asset on the consolidated balance sheet at December 31, 2002.  The operations of International Systems are reported in our operating results from February 23, 2002.  The transaction was accounted for as a purchase, and goodwill of $3.5 million has been recorded.  As the total consideration for the acquisition of International Systems may change based upon the receipt of future contract awards and the achievement of defined earnings levels, goodwill may change to reflect any such additional consideration.

      On November 27, 2001, we completed the acquisition of BTG, Inc. ("BTG"), a provider of information technology solutions and services primarily to the U.S. military and other government agencies, for $13.35 per BTG share.  The acquisition was to further our goal of acquiring government information technology companies which fit strategically with us.  We issued approximately 4,024,100 shares of Titan common stock at an aggregate value of $99.9 million, based on $24.814 per Titan share, the average trading price ending November 19, 2001, the date on which the formula for consideration became fixed, and paid cash of $23.4 million for all the outstanding shares of BTG common stock and assumed BTG stock options representing approximately 734,200 shares of Titan common stock at an aggregate value of $12.2 million, based on an exchange ratio of approximately 0.5380 shares of Titan stock for each share of BTG common stock.  We also paid off $37.1 million of BTG's outstanding debt as of the closing date.  The transaction was accounted for as a purchase, and the excess of purchase price over the estimated fair value of the net assets acquired was recorded as goodwill of $139.2 million, intangible assets of $8.2 million and deferred compensation of $0.5 million related to unvested options assumed.  The intangible assets consist of backlog, customer relationships and a strategic relationship of $1.7 million, $5.5 million and $1.0 million, respectively, which are being amortized over the estimated useful lives of 1 year, 2 to 5 years and 2 years, respectively.  At December 31, 2002, the unamortized balance of purchased intangibles was $4.9 million included in Other Assets in the consolidated balance sheet.  The deferred compensation will be amortized over the remaining vesting period of the assumed options.

      On September 28, 2001, we completed the acquisition of the remaining shares of Datron Systems Incorporated ("Datron"), a provider of radio and satellite-based communication systems and broadband communication products for government and commercial markets, that were acquired through a stock for stock exchange tender offer that closed in August 2001.  The acquisition was to further our goal of acquiring government information technology companies which fit strategically with us.  We issued approximately 2.3 million shares of Titan common stock for all the outstanding shares of Datron common stock at an aggregate value of $44.9 million, based on $19.544 per Titan share, the average trading price ending July 27, 2001, the date on which the formula for consideration became fixed, and assumed Datron stock options representing approximately 437,000 shares of Titan common stock at an aggregate value of $4.0 million, based on an exchange ratio of approximately .81919 shares of Titan common stock for each share of Datron common stock.  The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired was recorded as goodwill of $22.7 million and intangible assets of $5.8 million.  The intangible assets consist of backlog, customer relationships and trademarks and patents of $1.0 million, $3.2 million and $1.6 million, respectively, which are being amortized over the estimated useful lives of 1 to 2 years, 10 years and 5 years, respectively.  At December 31, 2002, the unamortized balance of purchased intangibles was $4.6 million included in Other Assets in the consolidated balance sheet.

      On March 23, 2001, our subsidiary, Titan Systems Corporation, consummated an agreement to purchase certain assets from Maxwell Technologies Systems Division, Inc., a subsidiary of Maxwell Technologies, Inc., which specializes in research, development and technical services primarily for military applications.  The purchase price was approximately $11.5 million in cash, subject to post-closing adjustments and indemnification obligations, less a $1.7 million holdback, due 180 days from the date of closing.  The initial $9.8 million of the purchase price was paid on April 2, 2001.  We received approximately $0.6 million in July 2001 from Maxwell Technologies, Inc. resulting from the resolution of post-closing working capital adjustments.  Under the agreement, we had full recourse to the seller for all accounts receivable not collected within 180 days of the closing date.  In October 2001, we paid approximately $1.5 million in full satisfaction of the $1.7 million holdback, as adjusted for uncollected accounts receivable.  The transaction was accounted for as a purchase, and the excess of the purchase price over the estimated fair market value of the net assets acquired, was amortized on a straight line basis over 30 years until the adoption of SFAS No. 142 on January 1, 2002.  The remaining unamortized balance of approximately $6.8 million at December 31, 2002, was reflected as goodwill in the accompanying consolidated balance sheet.

      For all acquisitions accounted for as purchases, the acquired company’s results of operations are consolidated with the Company's results of operations immediately subsequentto the acquisition date.  Unaudited pro forma data giving effect to the purchase of Jaycor, BTG and Datron as if they had been acquired at the beginning of 2001 are shown below.  Pro forma information related to the Wave Science, International Systems and Maxwell acquisitions is not included, because the effect is not significant.

	Twelve months ended December 31,

	2002	2001

	(unaudited)
Revenues	$1,408,395	$1,301,596
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(8,327)	(16,372)
Net loss	(271,952)	(111,529)
Basic earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.12)	$(0.38)
Net loss	(3.59)	(2.01)
Diluted earnings (loss) per share:
Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$(0.12)	$(0.38)
Net loss	(3.59)	(2.01)

      On June 26, 2000, the Company acquired AverStar in a stock-for-stock transaction.  AverStar provides services and software focused on the areas of information technology assurance, information technology development and information technology management and operations for the mission-critical systems of civilian and defense agencies of the U.S. government.  Titan issued approximately 2,850,000 shares of common stock for all the outstanding shares of AverStar common stock, subject to a holdback of 180,045 shares held in escrow to cover certain indemnification obligations, and assumed AverStar stock options representing approximately 551,000 shares of Titan common stock, based on an exchange ratio of approximately.41415 shares of Titan common stock for each share of AverStar common stock.  In September 2000, 171,645 shares were released from escrow to AverStar shareholders in fulfillment of the Company's obligations.  The remaining 8,400 shares were released from escrow to AverStar shareholders in November 2000.  The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

      On February 25, 2000, the Company acquired Advanced Communication Systems, Inc. (ACS), a government information technology services company, in a stock-for-stock transaction.  Titan issued approximately 5,082,000 shares of common stock for all the outstanding shares of ACS common stock and assumed ACS stock options representing approximately 263,000 shares of Titan common stock, based on an exchange ratio of approximately .57 shares of Titan common stock for each share of ACS common stock.  The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests.

      Effective January 1, 2000, ACS' September 30 fiscal year-end was changed to coincide with the Company's year-end.  A pooling of interests adjustment has been made in the consolidated statement of cash flows and consolidated statement of stockholders' equity for the year ended December 31, 2000, to reflect the activity for ACS in the quarter ended December 31, 1999, as reported in ACS' Form 10-Q for the fiscal quarter ended December 31, 1999.  For the quarter ended December 31, 1999, ACS' revenues were $46.3 million and net income was $1.4 million.

      During 2002, approximately $2.0 million was paid in satisfaction of purchase price holdbacks for the SenCom Corporation acquisition made in 2000 and approximately $2.7 million was paid in satisfaction of purchase price holdbacks for the System Resources Corporation acquisition made in 1999.  Each of these amounts had been recorded as liabilities in periods prior to January 1, 2002.

      In 1999, the Company’s subsidiary, Titan Systems Corporation, acquired Atlantic Aerospace Corporation ("AAEC").  The terms of the acquisition provided for up to an additional $3 million in contingent consideration payable based upon the award of future contracts.  During 2001, approximately $1.2 million of contingent consideration was paid upon the award of certain contracts.  An additional potential $2.2 million including interest, may be paid in 2003, either in whole or part, based upon final resolution of measuring the potential contingent consideration earned during 2002 with the AAEC stockholder representative.

      In connection with the determination of the fair value of assets acquired in connection with acquisitions in 2001, 2000 and 1999, and pursuant to the provisions of SFAS No. 141, the Company has valued acquired contracts in process at contract price, minus the estimated costs to complete and an allowance for the normal industry profit on its effort to complete such contracts.  This adjustment has been reflected in the accompanying consolidated balance sheet as an increase to goodwill and a corresponding increase to deferred profit.  The Company recognized approximately $2.3 million, $2.8 million, and $6.9 million as a reduction of costs against the deferred profit in 2002, 2001, and 2000, respectively.  The remaining amount of $0.8 million at December 31, 2002 is estimated to reduce costs through 2007.

Note 4.  Exit and Restructuring Charges and Other

      Included in the year ended December 31, 2002 is $53.3 million of restructuring costs related to the merger of Titan Systems into Titan on September 25, 2002 and exit charges related to the shutdown of Cayenta’s headquarters office.  Approximately $11.7 million of these exit charges are related to the shutdown of the Cayenta headquarters office and network operations center, which includesemployee termination costs and other liabilities of approximately $4.5 million, lease commitment costs of approximately $4.8 million, and non-cash asset impairment charges of approximately $2.4 million relating primarily to the unamortized leasehold improvements and other fixed assets at the Cayenta headquarters.  The remaining lease commitment costs are expected to be paid through future periods ending in January 2007.  Included in the employee termination costs are 33 personnel reductions.

      Approximately $39.9 million of the restructuring charges were related to the merger of Titan Systems into Titan and other associated reorganization and consolidation costs.  The costs included approximately $32.2 million for the consolidation of various Titan Systems facilities into centralized locations in Virginia and California.  This charge reflects the estimated losses, net of estimated subleaseincome, on future lease commitments of facilities with terms extending through year 2009.  The Company intends to actively market the facilities for sublease opportunities.  However, the available space is in markets adversely affected by the economy and may not be subleased at attractive rates or at all.  Included in the employee termination costs are 19 personnel reductions.

      Approximately $7.7 million of the Titan Systems restructuring costs are primarily related to employee termination costs, employee retention costs, duplicatetransition costs and professional fees related to acquisitions and certain reorganization and consolidation activities within Titan Systems.

      The remaining $1.7 million is related to direct transaction costs incurred by Titan on acquisitions that did not successfully close, primarily the Science and Engineering Associates, Inc. proposed acquisition.

      A summary of exit and restructuring charges and other recorded and utilization of those accruals during the year ended December 31, 2002 are as follows (in millions):

	Charges recorded in 2002	Asset Disposals	Cash paid 2002	Ending Balance December 31, 2002

Titan Systems restructuring:
Estimated facilities consolidation costs	$32.2	$—	$0.1	$32.1
Employee termination/retention costs and other	7.7	—	6.0	1.7

	39.9	—	6.1	33.8
Unsuccessful transaction costs	1.7	—	1.1	0.6

	41.6	—	7.2	34.4

Cayenta headquarters exit costs:
Lease commitment costs	4.8	—	1.6	3.2
Asset impairment costs	2.4	2.4	—	—
Employee termination costs and other	4.5	—	4.3	0.2

	11.7	2.4	5.9	3.4

	$53.3	$2.4	$13.1	$37.8

      At December 31, 2002, a total of $20.9 million and $16.9 million of liabilities remained on the accompanying consolidated balance sheet in Other Accrued Liabilities and Other Non-current Liabilities, respectively, related to exit and restructuring activities initiated in 2002.  All exit and restructuring charges recorded in 2002 were recorded in accordance with EITF 94-3, “Liability Recognitionfor Certain Employee Termination Benefits and Other Costs to Exit an Activity.”  The remaining liability balance is primarily comprised of amounts due under the facilities consolidation, which requires payments in 2003 and 2004 for certain lease cancellation fees and other lease costs, with the remainder expected to be paid over the remaining lease terms, which expire in 2009.

Note 5.  Acquisition and Integration Related Charges and Other

      Acquisition and integration related charges and other for the years ended December 31, 2001 and 2000 are described in more detail below with a rollforward of the accrual balances at the end of each period (amounts in millions):

	Charges in 2000	Uses 2000	Ending Balance December 31, 2000	Charges in 2001	Uses 2001	Ending Balance December 31, 2001	Uses 2002	Ending Balance December 31, 2002

Employee termination costs	$7.7	$6.4	$1.3	$6.2	$7.5	$—	$—	$—
Elimination of duplicate facilities and assets	4.1	1.6	2.5	2.7	3.9	1.3	1.3	—
Acquisition related transaction costs	11.6	11.6	—	—	—	—	—	—
Non-cash asset impairments	5.4	5.4	—	16.0	16.0	—	—	—
Pre-acquisition contingencies	—	—	—	3.0	3.0	—	—	—

	$28.8	$25.0	$3.8	$27.9	$30.4	$1.3	$1.3	$—

      During 2002, all remaining liabilities were paid.

Fiscal 2001 Charges

      Acquisition and integration related charges and other of $27.9 million in 2001 included $12.2 million related to the integration of ACS and AverStar and other restructuring and realignment activities in our government business, a $5.5 million impairment charge for fixed assets associated with Cayenta’s network operations center and $10.0 million related to other asset impairmentsand restructuring activities associated with Cayenta’s headquarters office, and $0.2 million related to personnel reductions in Cayenta’s federal government business, which is now a part of Titan’s core government business.

      The $12.2 million charge is primarily related to the integration of ACS and AverStar, and a realignment of the business around the major categories of customers of our government businesses, which together resulted in a reduction in employee workforce of approximately 50 employees and the closing of several facilities.  Included in these costs is approximately $3.2 million of employee termination costs, $2.0 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $2.9 million of asset impairment costs of certain asset balances.  The recoverability of such balances was impaired due to our exit from a satellite services business within our government business.  Approximately $3.0 million of the charge was related to another subsidiary acquired in a prior year for contingencies arising from matters pre-existing to Titan's acquisition of the business.  That acquisition was accounted for as a purchase, and the matters pre-existing Titan's acquisition were resolved in 2001.  Unpaid amounts of approximately $1.3 million as of December 31, 2001 related to excess facilities and personnel costs were paid in 2002.

      Included in Cayenta's headquarters office operating results is a charge for $15.5 million related to the restructuring of Cayenta’s headquarters office.  As a result of reduced corporate spending on commercial information technology services and e-business software applications, the Company developed and approved a plan to restructure the Cayenta headquarters and network operations center, which included a reduction in workforce of approximately 40 personnel, resulting in a charge of $1.7 million, and the elimination of duplicate and excess facilities, resulting in a charge of approximately $0.8 million.  As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred.  An impairment charge was required because the estimated fair value was less than the carrying value of the assets.  The impairment charge of $13.0 million was comprised of the following: $5.5 million for fixed assets associated with Cayenta's network operations center, $2.0 million for prepaid advertising costs and $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, and $0.2 million for certain other assets.

Fiscal 2000 Charges

      Acquisition related charges of $28.8  million in 2000 include costs of $20.5 million related to the ACS merger including direct transaction costs of approximately $9.2 million comprised of accounting, legal, investment banking, financial printing and other direct costs.  Also included in the ACS merger costs was a write-down of approximately $5.4 million related to the impairment of certain receivables, for which the realizability of such assets was impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination costs of approximately $2.1 million, and $3.8 million of costs to eliminate duplicate facilities and assets.  In addition, the Company recorded a valuation allowance of $10.0 million provided in connection with certain of the Company's integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and in determining appropriate valuation allowances against unbilled receivables which may not be realizable under normal contract reimbursement cycles.  Unpaid amounts at December 31, 2000 of $3.8 million representing primarily costs for excess facilities and personnel costs were paid by December 31, 2001.

      Included in acquisition related charges in 2000 is $8.3 million related to the merger with AverStar.  These costs consisted of approximately $2.4 million of direct transaction costs, approximately $5.6 million of employee termination costs, and costs to eliminate duplicate facilities of approximately $0.3 million.

Gain on Sale of IPivot

      On October 26, 1999, the Company received approximately $41.8 million in cash as a result of the acquisition by Intel Corporation of IPivot, Inc. ("IPivot"), a technology spin-off from Titan.  The cash payment to the Company was for its ownership interest in IPivot of approximately 8% after the dilutive impact of IPivot stock options, warrants and other equity investments.  In addition, approximately $3 million was received in October 2000 as final consideration, and net of expenses, resulted in a net gain of approximately $2.1 million in the year ended December 31, 2000.

Note 6.  Discontinued Operations

2002 Discontinued Operations

      In August 2002, the Company’s board of directors made the decision to sell or otherwise divest its LinCom Wireless business and to sell a remaining commercial information technology business, both of which were previously reported in the Company’s Titan Technologies segment.  Accordingly, Titan has reflected both operations as discontinued in accordance with SFAS No. 144.

      In July 2002, the Company’s board of directors made the decision to exit its international telecommunications business through a combination of selling and winding down its operations within its Titan Wireless segment.  Titan began implementing these actions immediately and expects to complete these actions during 2003.  The Company has reported this exit of the Titan Wireless segment as a discontinued operation in accordance with SFAS No. 144.

      During the first quarter of 2002, the Company’s board of directors made the decision to sell certain of its commercial information technology operations within its Cayenta segment and the AverCom business within the Titan Technologies segment.  In accordance withSFAS No. 144, all commercial operations that have been sold or are held for sale have been reflected as discontinued operations for all periods presented in Titan’s consolidated financial statements.

Titan Wireless

Overview

      On July 11, 2002, Titan announced it would exit all of its international telecommunications business, directly as a result of an increasingly deteriorating market, particularly in the wholesale long distance business.  Notably, the bankruptcies of Global Crossing, Ltd., WorldCom, Inc. and Phone1Globalwide Corporation (formerly Globaltron Corporation), and the dire financial condition of other providers, such as Ibasis, had imposed a rapid and sudden deterioration in wholesale prices in 2002.  As a direct result of decreasing wholesale margins, and the difficulty of providers to obtain financing to invest in newprojects globally, Titan’s telecommunications business operating results declined substantially beginning in the second quarter of 2002.  The losses in the second quarter of 2002 and the bleak outlook of the telecommunications market globally led to the July 2002 Titan board of directors decision to exit these markets.  The Company is in the process of attempting to sell all of its operations within Titan Wireless, including all of the operations discussed below.

Acquisitions and Investments

      On March 21, 2002, Titan completed the acquisition of GlobalNet, Inc. ("GlobalNet"), a provider of international voice, data, and Internet services.  Titan issued approximately 1,452,800 shares of common stock for all the common stock of GlobalNet at an aggregate value of $28.6 million, based on $19.67 per Titan share, the average trading price ending March 15, 2002, the date on which the formula for consideration became fixed, and assumed stock options and warrants representing approximately 77,900 shares of Titan common stock at an aggregate value of $0.8 million, based on an exchange ratio of 0.3853 shares of Titan common stock for each share of GlobalNet common stock.  GlobalNet's operations from March 22, 2002 are reported in our Titan Wireless business, which was discontinued in the third quarter of 2002.  The transaction was accounted for as a purchase.  The excess of the purchase price of $29.4 million over the estimated fair market value of the net liabilities acquired of approximately $20.9 million was approximately $50.3 million.  In April 2002, the Company obtained an independent valuation completed by independent valuation specialists Bearing Point (formerly KPMG Consulting, Inc.) to assist in its purchase price allocation of the GlobalNet acquisition.  The independent valuation was used by the Company to allocate $50.3 million to goodwill and $0 to intangible assets as of March 31, 2002.

      As a result of Titan’s decision on July 11, 2002, to exit its telecommunications business and to sell certain of these businesses, Titan determined in the third quarterof 2002 that there was an impairment of the carrying value of GlobalNet’s goodwill of approximately $55.8 million in accordance with SFAS No. 142.  The measurement of this impairment was evident based upon estimates of fair value, as determined by recent offers from potential buyers, compared to the carrying value of the asset.

       On June 28, 2000, Titan Wireless Afripa Holding, Inc., a subsidiary of Titan Wireless, made a $5 million investment to acquire 80% of the outstanding equity interests in Ivoire Telecom S.A., a Luxembourg-chartered company that intended to engage, through various majority-owned local subsidiaries, in a wireless telecommunications business in Africa using a satellite uplink through France.  Titan’s primary long-term investment objective was to acquire through the various majority-owned local subsidiaries of Ivoire Telecom what Titan considered to be potentially valuable telecommunications licenses in African countries, build out a supporting network and backbone system to carry traffic in these countries and then, ultimately, to realize its investment by sale of the fully operational business.

      At the time of the initial equity investment, Titan also advanced an additional $5.5 million to Ivoire Telecom for working capital in exchange for a promissory note.  In addition, Titan agreed to lend Ivoire Telecom up to $35 million in additional funds pursuant to a line of credit agreement.  Such funds were to be used for capital and other expenditures necessary to acquire licenses, fund operations and construct and build out the necessary infrastructure of Ivoire Telecom’s telecom network in Africa.  To that end, Titan also contributed equipment with an approximate aggregate value of $4.5 million to Ivoire Telecom.

      At the time Titan made its investment, Ivoire Telecom held only a few licenses and was just beginning operations and the build-out of its network.  Titan had arranged to work with Ivoire Telecom’s chief executive officer to enhance Ivoire Telecom’s existing system of financial controls, policies and procedures such that Titan would have the ability to exercise significant influence through its status as the majority stockholder over each of Ivoire Telecom’s operating subsidiaries, through which the business was to be conducted.  As part of this effort, it was Titan’s plan to develop and have in place a system of financial controls, policies and procedures sufficient for U.S. financial reporting purposes and conforming to the requirements of Section 13(b) of the Securities Exchange Act of 1934.  In pertinent part, subsection (2) of that section of the Exchange Act requires Titan to:

(A)	Make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of Titan; and

(B)	Devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

	(i)	Transactions are executed in accordance with management's general or specific authorization;

(ii)

Transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets;

	(iii)	Access to assets is permitted only in accordance with management's general or specific authorization; and

	(iv)	The recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

      Titan encountered significant difficulties in obtaining consolidated financial results from Ivoire Telecom shortly after the initial investment was made.  The difficulties in obtaining accurate and timely financial information were further complicated by the rapidly growing business of Ivoire Telecom, which expanded from a start-up business to a company with 14 operating subsidiaries in various countries.  Although this rapid growth was contemplated by the business plan and positive from a business perspective, it produced multiple-currency and multiple-entity consolidation implications.  Beginning in July 2000, the Chief Financial Officer of Titan Wireless and other Titan personnel made regular trips, generally on a monthly basis, to Ivoire Telecom’s headquarters to attempt to work directly with Ivoire Telecom’s accounting staff and management to improve reporting awareness and capability.  After Titan’s repeated attempts to obtain the requisite financial information were unsuccessful, Titan was forced to conclude that enhancing Ivoire Telecom’s existing system of financial controls, policies and procedures to a system sufficient for U.S. financial reporting purposes was not a priority of Ivoire Telecom’s management and accounting personnel.

      Titan engaged a global independent public accounting firm to audit the financial statements of Ivoire Telecom for the year ended December 31, 2001.  The independent public accounting firm did not complete its audit procedures due to difficulties encountered in resolving open audit issues.  Specifically, the independent public accounting firm reported that there were weaknesses in internal controls, inconsistent accounting policies and procedures, and limited use of management information systems, all resulting in the inability of Ivoire Telecom to prepare and report accurate financial statements sufficient for U.S. financial reporting purposes.  All of Titan’s requests and other direct actions have resulted in no success in obtaining timely and reliable financial statements meeting U.S. standards from Ivoire Telecom.

      Titan consolidated the operating results of Ivoire Telecom for the period from July 1, 2000 through December 31, 2000 in Titan’s reporting period from October 1, 2000 through March 31, 2001 (reflecting a three month reporting lag), which cumulative results included approximately $0.4 million of revenues and $3.4 million of pre-tax operating losses.  During the second quarter of 2001, however, Titan appropriately concluded that, as a result of its inability to control or exert significant influence on Ivoire Telecom’s financial policies, Titan ceased consolidation and determined that the cost method was appropriate.

      Additionally, Titan believes that it has taken all actions necessary to be kept well informed of Ivoire Telecom’s business, network build-out and use of proceeds from the advances through regular operational status reports and continuing discussions with Ivoire Telecom’s management and major equipment providers, as well as through the physical installation, test and inspection of assets and equipment purchased using such proceeds.  Specifically, Titan Wireless’s technical team performed in-country installation and test procedures on selected network equipment, and provided direct installation guidelines to Ivoire Telecom’s equipment providers.  Further, Titan Wireless management performed periodic site visits of the significant subsidiaries, which included a physical verification of the significant network assets.  As a result of this continuing interaction with Ivoire Telecom and the verification from its customers that Ivoire Telecom was in fact carrying long distance traffic over the network, Titan was able to monitor the use of Ivoire Telecom’s assets and equipment.  In this regard, Titan believes that its controls were sufficient to have reasonable assurances that the assets were used in accordance with Titan’s authorization of the advances.

      Titan engaged in substantial efforts to establish appropriate financial controls and procedures to enable accurate and timely reporting of financial results of Ivoire Telecom.  These efforts, as discussed above, were not successful, leading Titan to cease consolidating the operating results of Ivoire Telecom and reporting its investment on the cost method.  While inadequate to support continued consolidation, Ivoire Telecom did have adequate controls and practices in place to permit Titan to monitor the use of funds by Ivoire Telecom to acquire telecommunications equipment, licenses, and related infrastructure in accordance with the business plan developed by Ivoire Telecom.  Accordingly, Titan believes that it complied with the requirements of Section 13(b) noted above in all material respects.  In the third quarter of 2002, the entire carrying value of the investment of approximately $52 million was determined to be impaired and written off.

      In January 1999, the Company invested approximately $0.5 million for a 19.9% ownership interest in a joint venture with Sakon.  In July 2000, Titan loaned Sakon $15 million pursuant to a loan agreement.  In October 2000, Titan exercised its option pursuant to the loan agreement to convert amounts owed under the loan into additional equity interest of 30.0% of Sakon, bringing the total equity interest in Sakon to 49.9%.  This equity interest was converted in August 2002 from a 49.9% voting interest to a 15% voting interest and a 34.9% non-voting interest.  At such time, the amount outstanding of $15 million under the loan was converted to purchase consideration as the initial payment due under the terms of the agreement and recorded as goodwill.  Under the terms of the agreement, an additional $12.5 million of consideration was due and payable upon certain revenue targets being attained.  These targets were met in January 2001, and a $5.0 million installment was made in the second quarter of 2001, a $3.75 million installment was made in the first quarter of 2002, and the remainder was paid in the third quarter of 2002.  The excess of the purchase price over the estimated fair market value of the net assets acquired, which has been amortized over 20 years, was approximately $26.8 million at December 31, 2001.  In connection with the new requirements for evaluation of goodwill under SFAS No. 142, the $26.8 million was determined to be impaired and was fully expensed in the third quarter of 2002.  Prior to August 2002, Titan consolidated the operating results of Sakon due to Titan’s ability to control and significantly influence the operations and policies of Sakon, in accordance with a management agreement withSakon.  In August 2002, the management agreement was modified to nullify Titan’s ability to control Sakon, and Titan resigned from the management committee of Sakon.  Accordingly, Titan has no ability to substantially influence or control the operations of Sakon.  Thereafter, Titan’s investment in Sakon has been accounted for under the cost method.

      On December 10, 1999, the Company's wholly owned subsidiary, Titan Africa, Inc. ("Titan Africa"), in connection with its contract to build a satellite-based telephone system for the national telephone company of Benin, Africa, the OPT, entered into a Loan Facility Agreement for up to 30.0 billion Francs CFA (the currency of the African Financial Community), equivalent to approximately $45.0 million U.S. dollars, with a syndicate of five banks, with Africa Merchant Bank as the Arranger.  This medium-term financing is a non-recourse loan to Titan Africa which is guaranteed by the national telephone company of Benin, Africa and secured by the national telephone company's equipment and revenues related to the project.  The facility has a fixed interest rate of 9.5% and will be repaid in seven equal semi-annual payments from the net receipts of this project, or by the OPT in the event that such receipts are not adequate to make these payments, which commenced on December 31, 2000, and were scheduled to end on December 31, 2003.  The Africa Merchant Bank and Titan Africa have collectively agreed to extend the principal payments until service revenues reach certain levels, which is anticipated in mid to late 2002.  Approximately $40.5 million was drawn on this facility at December 31, 2002 and is reflected in the non-current liabilities of Titan Wireless.

Operating Results

      For the year ended December 31, 2002, Titan Wireless generated $130.3 million of revenues and a net loss of $155.4 million, net of an $84.9 million tax benefit.

      Included in Titan Wireless’ net loss for the year ended December 31, 2002 are impairment charges of $211.4 million, or $137.4 million, net of tax, that were recorded as a result of Titan’s decision to exit its international telecommunications business.  The charges were comprised of the following:  (1) impairment of goodwill in accordance with SFAS No. 142 of approximately $74.9 million, primarily comprised of Titan’s acquisition of GlobalNet discussed above and Sakon, recordedin accordance with SFAS No. 142; (2) impairment of investments of approximately $62.6 million, primarily comprised of Titan’s investment in Ivoire Telecom discussed above; (3) and impairment of fixed and other assets of approximately $73.9 million.

      In addition, exit charges of approximately $20.1 million were recorded in the third quarter of 2002, primarily related to outstanding commitments of warranty obligations of $3.9 million, commitments for space satellite segments of $3.0 million, and outstanding lease obligations of $1.6 million.  The remaining $11.6 million of the charge is primarily related to employee termination costs of $2.6 million, other estimated direct costs to exit these businesses of $4.0 million and the estimated settlements of other obligations of approximately $5.0 million.  Such commitments are expected to be paid through the first half of 2004.  As of December 31, 2002, approximately $10.1 million is included in current and non-current liabilities of discontinued operations.

      In summary, included in Titan Wireless’ net loss for 2002 is an impairment charge of $211.4 million, exit charges of $20.1 million and pre-tax losses excluding impairment and exit charges of $8.8 million for the year ended December 31, 2002.  Included in the operatinglosses of Titan Wireless for 2002 is interest expense allocated to discontinued operations of $0.7 million.  All amounts presented are net of tax benefits.

Titan Technologies

       For the year ended December 31, 2002, the discontinued operations of Titan Technologies generated revenues of $31.4 million and a net loss of $48.0 million, net of a $20.6 million tax benefit.  Included in Titan Technologies’ net loss for 2002 is an impairment charge of $43.7 million, related to LinCom Wireless, AverCom and Titan’s commercial information technology business.  The measurement of this impairment is based upon indications of fair value, resulting in a write-off of the carrying value of its assets which included an impairment of goodwill of $21.0 million, in accordance with SFAS No. 142, and impairment of other assets of $22.7 million consisting primarily of fixed assets and capitalized software.  In addition, exit charges of approximately $4.4 million were recorded primarily related to employee termination costs, lease termination costs and other outstanding commitments.

      In September 2002, certain assets of the AverCom business were sold for $0.5 million cash and an earn-out of $0.6 million of additional consideration based on certain gross margin targets.  In addition, the Company retained approximately $3.0 million of net accounts receivable balances, which were substantially collected by December 31, 2002.  In addition to the impairment of goodwill of $21.0 million, a charge of $14.9 million was recorded on January 1, 2002, when the Company adopted SFAS No. 142 which was reported as a cumulative effect of a change in accounting principle.

      In addition to the impairment charges discussed above, pre-tax losses excluding impairment and exit charges for the Titan Technologies businesses for 2002 were $20.5 million.  Included in the operating losses for 2002 is interest expense allocated to discontinued operations of $0.8 million.

Cayenta

      In July 2002, the two information technology businesses of Cayenta were sold for approximately $3.5 million consideration, in the form of a promissory note, with $1.0 million due a year from the date of sale and the remaining balance due in eight equal quarterly installments with the final payments due within 3 years from the sale date.  In addition, a maximum potential earn-out is available for approximately $7.5 million based on certain future EBITDA (earnings before interest, taxes, depreciation and amortization) targets.  For the year ended December 31, 2002, these businesses generated revenues of $6.4 million and a net loss of $3.8 million, net of a tax benefit of $2.7 million.  Included in the net loss is a charge for goodwill impairment in accordance with SFAS No. 142 associated with these two businesses of approximately $1.1 million, and other asset impairments of approximately $3.2 million.  In addition, a $27.5 million impairment of goodwill was recorded on January 1, 2002, when the Company adopted SFAS No. 142 which was reported as a cumulative effect of a change in accounting principle.  In addition to the impairment charges noted above, operating losses, net of tax, for the year ended December 31, 2002 were $3.2 million, and included $0.1 million in interest expense allocated to discontinued operations.

      The consolidated financial statements of Titan for all periods presented have been restated to reflect all businesses discussed above as discontinued in accordance with SFAS No. 144.

2001 Discontinued Operations

      On March 16, 2001, SureBeam Corporation, Titan's subsidiary that provides electronic irradiation systems and services, completed an initial public offering ("IPO") of 6,700,000 shares of Class A common stock at a price of $10 per share.  On October 16, 2001, Titan adopted a definitive plan to spin off SureBeam in the form of a tax-free dividend to Titan stockholders within the next 12 months from that date.  The plan involved filing a letter ruling request with the IRS to obtain approval of the tax-free distribution.  Titan received a favorable ruling in May 2002, and on August 5, 2002, Titan’s remaining ownership interest in SureBeam was spun-off to Titan stockholders as a tax-free dividend.  Titan has historically reported the SureBeam business as a separate segment.  In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the consolidated financial statements of Titan for all periods presented have been restated to reflect SureBeam as a discontinued business.  The net assets of SureBeam as of August 5, 2002 and tax liabilities and other costs resulting from the spin-off resulted in a net dividend of approximately $105.4 million which was recorded as a decrease to paid-in-capital, partially offset by the reduction in deferred compensation related to deferred compensation charges in 2000 and 2001, reflecting the net value distributed to Titan’s stockholders.  The net assets excluded SureBeam’s liability to Titan of $15 million at August 5, 2002 under SureBeam’s line of credit with Titan (see Note 14).  The line of credit balance at December 31, 2002 was $25 million and is reflected as a non-current asset in Other Assets on the accompanying consolidated balance sheet.

      At the time the Company adopted the plan to spin-off SureBeam, in accordance with APB No. 30, the Company recorded a charge of $35.4 million for estimated costs of disposal and for estimated operating losses up to the date of disposal.  This charge was recorded in the third quarter of 2001.  All losses incurred by SureBeam since that time have been charged against this accrual.  Losses charged against the accrual in 2001 were $14.9 million and in 2002 were $20.5 million in the six months ended June 30, 2002.  An additional charge of $11.0 million was taken during the second quarter of 2002 to record the net losses (in excess of the accrual) incurred by SureBeam during the second quarter of 2002 as well as estimated operatinglosses and spin-off expenses expected to be incurred through the spin-off date of August 5, 2002.  Subsequent to that date, SureBeam is no longer included in Titan’s results of operations.  Losses through August 5, 2002 charged against the accrual in third quarter of 2002 were $1.8 million.  Approximately $3.2 million of costs related to the spin-off have been charged against the loss accruals.  As of December 31, 2002, $0.3 million remains accrued for trailing spin-off costs.

      Revenues and net loss generated by SureBeam for the year ended December 31, 2001 were $24.2 million and $76.1 million, respectively.  Included in SureBeam’s net loss in 2001 is deferred compensation of $54.3 million.  Revenues and net income generated by SureBeam for the year ended December 31, 2000 were $25.2 million and $0.4 million, respectively.  Included in SureBeam’s netlosses is interest expense of $7.0 million and $3.8 million for the years ended December 31, 2001 and 2000, respectively, related to the promissory note SureBeam had payable to us.

2000 Discontinued Operations

      In November 2000, the Company's board of directors adopted a plan to dispose of the Company's commercial information assurance and network monitoring businesses.  In 1998 and 1997, the Company's Board of Directors adopted a plan to wind down the Company's access control systems business and broadband communications business, respectively.  Accordingly, the results of these businesses have been accounted for as discontinued operations.  In addition, the accompanying consolidated financial statements reflect operations discontinued by certain of the companies acquired by Titan during 1998 and 2000.  All periods presented reflect these specific operations as discontinued operations.

      Following is a summary in tabular format of the loss from discontinued operations for 2002 (amounts in millions):

	Year ended December 31, 2002

	Titan Wireless	Titan Technologies	Cayenta	SureBeam	Total

Impairment of goodwill	$(74.9)	$(21.0)	$(1.1)	$—	$(97.0)
Impairment of investments	(62.6)	—	—	—	(62.6)
Impairment of fixed and other assets	(73.9)	(22.7)	(3.2)	—	(99.8)
Exit charges	(20.1)	(4.4)	—	—	(24.5)

	(231.5)	(48.1)	(4.3)	—	(283.9)
Losses from operations	(8.8)	(20.5)	(3.2)	(11.0)	(43.5)

	(240.3)	(68.6)	(7.5)	(11.0)	(327.4)
Tax benefit	(84.9)	(20.6)	(2.7)	(1.1)	(109.3)

Net loss	$(155.4)	$(48.0)	$(4.8)	$(9.9)	$(218.1)

Balance Sheet Summary

      Following is a table of all related balance sheet categories for each discontinued operation:

	As of December 31,

	2002	2001

Current assets of discontinued operations:
Titan Wireless	$93,145	$27,621
Cayenta	661	7,784
SureBeam	—	44,940
Titan Technologies	10,065	17,632
Other	—	1,692

	$103,871	$99,669

Non-current assets of discontinued operations:
Titan Wireless	$4,212	$205,396
Cayenta	—	29,875
SureBeam	—	65,704
Titan Technologies	2,370	45,163
Other	—	—

	$6,582	$346,138

Current liabilities of discontinued operations:
Titan Wireless	$38,603	$21,174
Cayenta	2,155	6,303
SureBeam	187	30,977
Titan Technologies	8,198	8,013
Other	—	2,493

	$49,143	$68,960

Non-current liabilities of discontinued operations:
Titan Wireless	$42,821	$42,456
Cayenta	1,205	451
SureBeam	—	7,608
Titan Technologies	800	510
Other	—	—

	$44,826	$51,025

      Included in the total assets of Titan Wireless as of December 31, 2002 are approximately $95.2 million of gross accounts receivable, less approximately $40.5 million (classified as a non-current liability) representing the amounts drawn on the non-recourse loan facility with the African Merchant Bank to cover subcontract costs on Titan Wireless’s contract with the Office of Post and Telecommunications (OPT).  The net accounts receivable of $54.7 million are comprised of approximately $34.6 million due from the OPT, $15.5 million due from Titan Wireless’s customer in Nigeria, and $4.6 million due from customers of the GlobalNet business.  The current liabilities of $38.6 million of Titan Wireless include approximately $10.1 million of remaining exit costs and approximately $21.2 million of accounts payable and lease obligations of GlobalNet.  Titan is endeavoring to divest these businesses through stock and asset sales and is currently in negotiations with a number of potential buyers of GlobalNet.  In the event that Titan is unsuccessful in its endeavors to sell GlobalNet, Titan may incur a net cash outlay of approximately $17.5 million, the net liability balance of GlobalNet, to shut down the business.

      The current assets of Titan Technologies are primarily comprised of accounts receivable balances and prepaid assets.

Note 7.  Other Financial Data

      Following are details concerning certain balance sheet accounts:

	At December 31,

	2002	2001

Accounts Receivable:
U.S. Government — billed	$250,118	$263,801
U.S. Government — unbilled	48,728	45,722
Trade	22,295	45,734
Less allowance for doubtful accounts	(6,778)	(7,750)

	$314,363	$347,507

      Billing in excess of costs incurred are recorded as reductions to accounts receivable and total $8.9 million and $9.6 million at December 31, 2002 and 2001, respectively.  Deferred revenue included in Other Accrued Liabilities totaled $10.0 million at December 31, 2002.

	At December 31,

	2002	2001

Inventories:
Materials	$11,213	$11,143
Work-in-process	9,947	8,852
Finished goods	10,120	3,927

	$31,280	$23,922

Property and Equipment:
Machinery and equipment	$118,540	$99,591
Furniture and fixtures	26,225	29,194
Land, buildings and leasehold improvements	28,162	36,265
Construction in progress	1,664	1,575

	174,591	166,625
Less accumulated depreciation and amortization	(110,886)	(105,185)

	$63,705	$61,440

      Supplemental disclosures of cash flow information:

	2002	2001	2000

Noncash investing and financing activities:
Stock issued for acquisitions	$137,811	$144,764	$—
Gain related to issuance of stock in subsidiary	—	52,025	2,825
Deferred compensation related to the issuance of stock options	29,834	78,725	19,331
Shares contributed to employee benefit plans	7,529	4,941	2,364
Extraordinary loss on early extinguishments of debt	5,408	—	4,744
Issuance of stock for equity interest	—	—	900
Write-off of deferred compensation related to discontinued operations	629	—	—
Stock used for option exercise	—	292	—
Equity in a subsidiary issued in exchange for services	—	—	2,000
Cash paid for interest	$32,408	$38,021	$34,381
Cash paid (refunds) for taxes	(8,747)	3,612	11,942

      Details regarding the acquisition of businesses, net of cash acquired, in the Consolidated Statements of Cash Flows are as follows (amounts in millions):

	Year Ended December 31, 2002

	Cash Paid	Cash Acquired	Net

Acquisition

Jaycor	$—	$36.0	$36.0
Wave Systems	(8.5)	4.6	(3.9)
International Systems	—	0.2	0.2
Purchase adjustments for prior year acquisitions	(4.9)	—	(4.9)

	$(13.4)	$40.8	$27.4

	Year Ended December 31, 2001

	Cash Paid	Cash Acquired	Net

Acquisition

BTG	$(23.4)	$1.2	$(22.2)
Datron	—	3.6	3.6
Maxwell	(9.2)	—	(9.2)
Purchase adjustments for prior year acquisitions	(6.4)	—	(6.4)

	$(39.0)	$4.8	$(34.2)

	Year Ended December 31, 2000

	Cash Paid	Cash Acquired	Net

Acquisition

Pulse Sciences	$(24.4)	$0.8	$(23.6)
LinCom government operations	(17.8)	4.3	(13.5)
SenCom	(33.7)	8.2	(25.5)
Payments related to acquisition of companies acquired by Titan prior to acquisition by Titan	(10.1)	—	(10.1)

	$(86.0)	$13.3	$(72.7)

      The Company’s investments in non-marketable securities as of December 31, 2002, include $7.6 million in e-tenna, reported in Other Assets.  All other investmentsin non-marketable securities totaled $7.1 million at December 31, 2002, and are reported in Other Assets.

      Substantially all of the Company's operations are located in the United States.  Export and foreign revenues amounted to approximately $29.6 million, $21.4 million, and $13.6 million in 2002, 2001, and 2000, respectively, primarily to countries in Europe, Asia, Africa and South America.  Substantially all international sales are denominated in U.S. dollars.

      Sales to the U.S. government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $1,320.0 million in 2002, $905.3 million in 2001, and $763.3 million in 2000.

Note 8.  Income Taxes

      The components of the income tax provision (benefit) from continuing operations are as follows:

	2002	2001	2000

Current:
Federal	$—	$—	$—
Foreign	—	—	—
State	1,458	1,255	1,174

	1,458	1,255	1,174
Deferred	(3,910)	(248)	(12,482)

	$(2,452)	$1,007	$(11,308)

      Following is a reconciliation of the income tax provision from continuing operations expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision (benefit) on income (loss):

	2002	2001	2000

Expected federal tax provision on continuing operations	$(3,498)	$(2,441)	$(8,178)
State income taxes, net of federal income tax benefit	(309)	1,255	(721)
State taxes in separate filing states, net of federal benefit	963	—	—
Goodwill amortization	—	1,283	1,334
Change in valuation allowance	—	—	(8,100)
Acquisition charges and other	—	740	3,981
Meals and entertainment	251	175	379
Other	141	(5)	(3)

Actual tax provision (benefit) on continuing operations	$(2,452)	$1,007	$(11,308)

      The net deferred tax asset as of December 31, 2002 and 2001, results from the following temporary differences:

	2002	2001

Loss carryforward	$69,053	$13,268
Employee benefits	32,018	22,688
Purchased other intangibles	(5,487)	(5,638)
Tax credit carryforwards	4,336	1,075
Inventory, contract loss and other reserves	50,608	22,142
Accounts and unbilled receivables	(4,893)	(5,255)
Accrued liabilities	10,850	5,481
Depreciation and amortization	18,723	(4,494)
Other	—	14

	175,208	49,281
Valuation allowance	(24,712)	(3,100)

Deferred tax asset, net	$150,496	$46,181

      Realization of certain components of the net deferred tax asset is dependent upon the Company generating sufficient taxable income prior to expiration of loss and credit carryforwards.  The federal net operating losses at December 31, 2002, to be carried forward to 2003 are approximately $178 million, which carryforwards will expire in periods through 2022.  Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized.  The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.  Also, under Federal tax law, certain potential changes in ownership of the Company may limit annual future utilization of these carryforwards.  As such, the valuation allowance recorded is provided against certain carryforwards which may not be utilized as well as for certain preacquisition net operating losses which may not be utilized due to annual limitations.  Prepaid Expenses and Other at December 31, 2002 include prepaid taxes of $3.1 million.  Other Accrued Liabilities at December 31, 2001 include a deferred tax liability of $2.1 million.  Other Non-current Liabilities at December 31, 2002 and 2001 include a deferred tax liability of $17.4 million and $12.1 million, respectively.

Note 9.  Debt

      On May 23, 2002, the Company entered into an agreement with Wachovia Bank, National Association and Wachovia Securities for a $485 million credit facility from a syndicate of commercial banks including Wachovia Securities acting as Sole Lead Arranger and Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Comerica Bank as Co-Syndication Agents and Branch Banking Trust Company and Toronto Dominion Bank as Co-Documentation Agents and other financial institutions (collectively referred to hereafter as the “senior lenders”).  The proceeds of the loan were used to repay outstanding indebtedness on the Company’s $425 million credit facility arranged by Credit Suisse First Boston in February 2000.  The senior secured credit facility is secured by substantially all of our and our subsidiaries’ assets (other than the assets of Sakon and our foreign operations) and guaranteed by substantially all of our subsidiaries (except for Sakon and our foreign subsidiaries).  The $485 million facility is comprised of a seven-year term loan in an aggregate principal amount of $350 million and a six-year $135 million revolving credit facility.  Loans made under the term loan amortize at 1.0% per year for years one through six, with the remaining 94% due in four equal quarterly payments in year seven of the agreement.  Under the term loan and the revolving facility, the Company has the option to borrow at the bank’s rate or at adjusted LIBOR plus, in each case, an applicable margin based on our total debt to EBITDA ratio (earnings before interest and taxes and depreciation and amortization).  The agreement contains financial covenants, as defined per the senior credit agreement, which were comprised of the following at December 31, 2002:  a maximum debt to EBITDA (as defined) limit of 3.50 to 1, a minimum interest coverage ratio of 2.75 to 1, a minimum fixed charge coverage ratio of 1.20 to 1 and a minimum net worth of $235 million (as defined).  At December 31, 2002, the Company was in compliance with all financial covenants.  No funds were drawn initially on the revolver, which is available to the Company for general corporate needs, including strategic acquisitions.  Additionally, the new facility excluded Titan’s ownership of SureBeam stock as collateral, which enabled Titan to spin-off SureBeam in accordance with Titan’s plans to do so.  However, the credit agreement of $50 million that Titan has executed with SureBeam is secured by a first priority lien on all of SureBeam’s assets.  Titan is required to collaterally assign its rights under this credit agreement and its security as well as the license agreement it has with SureBeam to its senior lenders under its senior secured credit facility (see Note 14).  At December 31, 2002, deferred financing costs included in Other Assets related to this facility were approximately $7.1 million and are being amortized over the term of the agreement.

       Related to Titan's extinguishment of its prior credit facility of $425 million with Credit Suisse First Boston, all deferred financing costs related to that agreement were written off during 2002, resulting in an extraordinary loss in the amount of $5.4 million, which is net of a tax benefit of $3.9 million, which has been reflected as an extraordinary item in the accompanying consolidated statements of operations.

      At December 31, 2002, total borrowings outstanding under our current credit facility were $348.3 million at a weighted average interest rate of 4.43%.  Commitments under letters of credit were $14.5 million at December 31, 2002, $14.1 million of which reduces availability of the working capital line, resulting in $120.9 million of availability on our working capital line at December 31, 2002.  Of the total borrowings, $3.5 million was short-term.

      On February 9, 2000, the Company and Titan Capital Trust (the Trust), our wholly owned subsidiary, issued 4 million convertible preferred securities (Remarketable Term Income Deferrable Equity Securities, or HIGH TIDES) at $50 per security, for a total of $200 million, with an over-allotment exercised on February 16, 2000 for an additional 1 million securities, for an additional $50 million.  The trust used the proceeds from the sale of the HIGH TIDES to purchase from the Company 5 3/4% Convertible Senior Subordinated Debentures, due February 15, 2030.  The debentures have the same financial terms as the HIGH TIDES.  The HIGH TIDES will accrue distributions of 5 3/4% per annum, with quarterly distributions to be paid in arrears on February 15, May 15, August 15 and November 15, commencing May 15, 2000.  The trust's ability to pay distributions on the HIGH TIDES is solely dependent on its receipt of interest payments from the Company on the debentures.  In the event that all HIGH TIDES outstanding have not been redeemed, approximately five years after the issuance of the instruments, then the remaining HIGH TIDES must be remarketed, which means that a remarketing agent will attempt to establish a new annual distribution rate, conversion price and redemption features for the HIGH TIDES that are consistent with a price per HIGH TIDES equal to 101% of its liquidation preference and also are most favorable to the Company.  The 5 3/4% per annum rate will be applicable from the date of original issuance to, but excluding the reset date.  The reset date is any date (a) not later than February 15, 2005, or the final reset date, or, if the day is not a business day, the next succeeding day, and (b) not earlier than 70 business days prior to February 15, 2005, as may be determined by the remarketing agent, in its sole discretion.  On or after the reset date, the applicable rate will be the term rate established by the remarketing agent based on the outcome of the remarketing.  The Company can, on one or more occasions, defer the interest payments due on the debentures for up to 20 consecutive quarters unless an event of default under the debentures has occurred and is continuing.  The holders of the HIGH TIDES may convert each security into shares of common stock of Titan at the rate of 1.3553 shares (as adjusted for the SureBeam spin-off) of common stock for each HIGH TIDES (equivalent to a conversion price of $36.893 per share of common stock, compared to the initial conversion price of $49.625 per share of common stock prior to the SureBeam spin-off).  The Company may redeem the debentures in whole or in part, at any time on or after February 20, 2003 until but excluding the tender notification date, at a redemption price equal to 101.44% of the principal amount of the debentures, declining to 100% of the principal amount of the debentures on or after February 20, 2004, plus any accrued and unpaid interest; and after the reset date, in accordance with the term call projections, if any, established in the remarketing or, upon a failed final remarketing, on or after the third anniversary of the reset date at a redemption price equal to 100% of the principal amount of debentures, plus any accrued and unpaid interest.  At December 31, 2002, deferred financing costs included in Other Assets related to this agreement were approximately $8.0 million and are being amortized over the term of the agreement.

      At December 31, 2002, Titan had other secured and unsecured debt outstanding under various agreements totaling $0.8 million short-term and $2.0 million long-term, with interest rates ranging from 6.76 to 9.30%.  These agreements mature by 2015.  At December 31, 2002, Titan was in compliance with the financial covenants of all its debt agreements.

      Details of long-term debt are as follows:

	December 31,

	2002	2001

Senior credit facility	$348,250	$330,000
Note payable to bank, interest at 9.30%, due February 2006, secured by a First Deed of Trust on an office building	430	457
Note payable to Urban Business Development Corporation, interest at 8.58%, due January 2015, guaranteed by the Small Business Administration and secured by a Second Deed of Trust on an office building	587	644
Note payable, interest at 6.76%, paid in 2002	—	3,008
Acquisition related notes payable of acquired companies, interest at 8.5%, due March 2005	1,875	2,626
Promissory note, secured by equipment, interest at 8.5%, paid in 2002	—	152

	351,142	336,887
Less: Current portion	(4,347)	(14,088)

	$346,795	$322,799

Titan Debt Maturities

      Maturities of long-term debt, excluding non-recourse debt, are as follows:

2003	$4,347
2004	4,357
2005	3,807
2006	3,929
2007	3,541
Thereafter	331,161

$351,142

Note 10.  Commitments and Contingencies

      The Company leases certain buildings and equipment under noncancelable operating lease agreements.  These leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets.  Certain of the leases contain provisions for periodic rate accelerations to reflect cost-of-living increases.  Rental expense under these leases was $40.1 million in 2002, $23.8 million in 2001, and $20.6 million in 2000.  In February 2000, our Cayenta subsidiary entered into a new long-term lease agreement which requires future minimum lease payments of approximately $6.6 million over 7 years.  There is additional space in the facilities which, if vacant or desired by Cayenta, could obligate Cayenta for additional future minimum lease payments of approximately $0.7 million over the 7 years.  The Company is a guarantor on the lease.  Due to the Company’s discontinuance of its Cayenta business, Titan has subleased this facility under agreements that extend through 2007.  Rental expense in 2002, 2001, and 2000 includes $0.9 million, $0.8 million, and $0.8 million, respectively, paid related to this space.

      Future minimum lease payments under noncancellable operating leases at December 31, 2002, are as follows:

2003	$38,980
2004	36,821
2005	30,198
2006	26,874
2007	18,600
Thereafter	41,421

Total minimum lease payments	$192,894

      Obligations under capital leases were $0.9 million at December 31, 2002, including $0.2 million short-term in Other Accrued Liabilities and $0.7 million long-term in Other Non-current Liabilities in the consolidated balance sheet.

      In the ordinary course of business, Titan will guarantee the obligations (primarily lease commitments) entered into by its consolidated subsidiaries.  Specifically, Titan has guaranteed certain facility leases for SureBeam, aggregating approximately $23.1 million for lease terms through 2020.

      On August 16, 2002, Perimex International Corporation (“Perimex”) filed a complaint against Titan, Titan Wireless and a former Titan Wireless employee in San Diego Superior Court in San Diego, California.  The complaint alleges breach of contract, breachof the covenant of good faith and fair dealing, intentional interference with existing contractual relationships and prospective business advantage and violation of the California unfair competition law arising from an alleged failure of Titan Wireless to enter a joint venture with Perimex to provide wireless telecommunication services in Argentina and other related alleged misconduct.  The complaint seeks damages of $53.65 million and seeks injunctive relief prohibiting Titan and Titan Wireless from transferring any of Titan Wireless’ assets.  The court recently denied Perimex’s request for a preliminary injunction, sustained Titan and Titan Wireless’ demurrer as to all causes of action in the complaint and granted Perimex leave to amend the complaint.  The court also ordered Perimex to post a bond for $0.09 million to secure payment of Titan and Titan Wireless’ costs if Titan prevails, or if Perimex does not prevail.  Perimex elected not to post the bond and the complaint was voluntarily dismissed without prejudice by Perimex.  However, Perimex has the right to file a new complaint.  The Company believes that Perimex’s claims are without merit and the Company intends to defend its position vigorously.

      We are involved in legal actions in the normal course of our business, including audits and investigations by various governmental agencies that result from our work as a defense contractor.  We and our subsidiaries are named as defendants in legal proceedings from time to time and we or our subsidiaries may assert claims from time to time.  In addition, we acquire companies from time to time that have legal actions pending against them at the time of acquisition.   The Company has received a grand jury subpoena from the Antitrust Division of the Department of Justice requesting the production of documents relating to information technology services performed for the Air Force at Hanscom Air Force Base in Massachusetts.  The Company has been informed that other companies who have performed such services have received subpoenas as well.  We have been cooperating and will continue to cooperate fully with the investigation.

      Based upon current information and review, we believe the ultimate liability or recovery with respect to pending actions would not materially affect ourconsolidated financial position or results of operations.  However, our evaluation of the likely impact of these actions could change in the future and an unfavorable outcome, depending upon the amount and timing, could have a material adverse effect on the Company’s results of operations or cash flows in a future period.

Note 11.  Cumulative Convertible Preferred Stock

      Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3vote, annual dividends of $1 per share and is convertible at any time into .781 share of the Company's common stock (subject to customary anti-dilution adjustments).  Common stock of 537,429 shares has been reserved for this purpose.  As a result of the spin-off of SureBeam by Titan, the conversion rate changed from ⅔ shares of Titan’s common stock per preferred share to the current .781 rate.  The $1.00 cumulative convertible preferred stock is redeemable at the Company's option at a redemption price of $20 per share, plus cumulative dividends in arrears.  Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

Note 12.  Common Stock

      At December 31, 2001, approximately 34,845,100 common shares were reserved for future issuance for conversion of preferred stock and securities, employee benefit and stock incentive plans.

      On September 25, 2002, Titan Systems Corporation, Titan’s national security subsidiary, was merged into The Titan Corporation.  As a result of this merger, outstanding stock options held by employees of Titan Systems Corporation were exchanged using an exchange ratio of .8371, for approximately 5.2 million stock options in The Titan Corporation.  The exchange ratio was determined by Titan using a valuation of Titan Systems Corporation, as determined by a globally recognized valuation firm, and the average Titan Corporation closing stock price for the 20 trading days ending on the day before the merger.

      The exchange of Titan options resulted in a non-cash deferred compensation charge of approximately $21.3 million in the third quarter of 2002, which is reflected in selling, general and administrative expense in the accompanying consolidated statements of operations.  Approximately $2.0 million was amortized in the fourth quarter of 2002.  Additional non-cash deferred compensation of approximately $6.4 million will be amortized over the next three years as the options vest over time.

      On July 26, 2001, the Company sold 8,048,685 shares of its common stock in a public offering, which included an over-allotment of 1,125,000 shares, at a price of $18.00 per share.  The Company received approximate aggregate proceeds from the offering of $137.6 million in July 2001, net of underwriters' commissions.  Transaction expenses related to the offering were approximately $1.4 million.  In addition, certain Titan stockholders sold 576,315 shares, including 489,972 shares from the exercise of options, from which Titan received proceeds of $3.0 million.

      On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock.  Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment.  The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

      If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of the Company's common stock having a market value of twice the Right's exercise price.  If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price.  Titan may redeem the Rights at $.01 per Right, subject to certain conditions.  The Rights expire on August 17, 2005.

      Options authorized for grant under the 2002 Employee and Director Stock Option and Incentive Plan (the “2002 Plan”) and under the 2000 Employee and Director Stock Option Plan (the “2000 Plan”) are 5,500,000 and 4,000,000, respectively.  Options authorized for grant under the Stock Option Plans of 1994 and 1997 are 2,000,000 and under The 1996 Directors' Stock Option and Equity Participation Plan (the "1996 Directors' Plan") are 125,000.  Grants in 1999 and the beginning of 2000 exceeded the remaining shares available under the stock option plans of 1994 and 1997.  The 2000 Plan was approved by the Company's stockholders on May 30, 2000.  Under all plans, the options outstanding have been granted at prices that are equal to the market price of the Company's stock on the date of grant.  Under the intrinsic value method prescribed by APB 25, no compensation cost is recorded.  However, the grants in 1999 that exceeded the shares available at that time were placed under the 2000 Plan after its approval by the stockholders.  Under the provisions of Financial Accounting Standards Board Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" (an Interpretation of APB 25), the plan approval date becomes the grant date for purposes of comparison of market value to exercise price.  This resulted in deferred compensation related to these options of $15.6 million in 2000 based on the difference in market value at May 30, 2000, and the grant price.   This deferred compensation will be amortized to expense over the four-year vesting period of these options, including $3.9 million in 2002, $3.9 million in 2001, and $4.9 million expensed in 2000, respectively.  Unamortized deferred compensation related to these options at December 31, 2002 was $2.4 million.

      Under the 2002 and 2000 Employee and Director plans, and previous employee plans, an option's maximum term is ten years.  Under these plans, vested options expire 90 days after a grantee’s termination of employment or other relationship.  Under the 1996 Directors' Plan, options expire 90 days after the option holder ceases to be a director.  Under the applicable plans, directors may elect to receive stock in lieu of fees, such stock to have a fair market value equal to the fees.  Employee options maybe granted throughout the year; directors' options are granted annually.  Under the 2000 Plan, vesting for directors and first-time option grantees is over four years, with 25% exercisable at the completion of one year, and monthly vesting thereafter.  For option grants prior to the 2000 Plan, vesting is monthly over 4 years.  Options in the Stock Option Plans of 1994 and 1997 and the 1996 Directors' Plan vest in 25% increments beginning one year after the grant date.  Stock options assumed by the Company as a result of the mergers discussed in Note 3 generally retain the terms under which they were granted.  Stock options assumed by The Titan Corporation as a result of the merger with Titan Systems Corporation discussed above retain the terms of the Titan Systems plans.

      The Company elected to follow APB No. 25 and related interpretations in accounting for its stock options.  See Note 2 for a calculation of the Company’s pro forma net income and earnings per share under the fair value method pursuant to SFAS No. 123.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: zero dividend yield and an expected life of 5 years in all years; expected volatility of 73% in 2002, 76% in 2001, and 72% in 2000; and a risk free interest rate of 3.82% in 2002, 4.38% in 2001, and 5.05% in 2000.

      A summary of the status of the Company's fixed stock option plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below:

	2002		2001		2000

	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price	Shares (000)	Weighted- Average Exercise Price

Outstanding at beginning of year	5,128	$14.45	4,972	$ 11.84	4,813	$ 4.99
Granted	952	13.32	953	17.16	1,148	26.34
Adjustment for TSC merger	5,248	4.55	—	—	—	—
Adjustment for SureBeam spin-off	1,789	—	—	—	—	—
Exchanged in acquisitions	14	12.79	1,169	12.68	—	—
Exercised	(1,209)	6.92	(1,735)	7.07	(718)	28.11
Canceled	(916)	9.07	(231)	15.36	(271)	11.33

Outstanding at end of year	11,006	8.56	5,128	14.45	4,972	11.42

Options exercisable at year-end	6,957		2,863		2,578
Weighted-average fair value of options granted during the year	$8.49		$12.15		$17.51

      The following table summarizes information about fixed stock options outstanding at December 31, 2002:

			Options Outstanding				Options Exercisable

Range of Exercise Prices			Number Outstanding at 12/31/02	Weighted-Average Remaining Contractual Life		Weighted-Average Exercise Price	Number Exercisable at 12/31/02	Weighted-Average Exercise Price

$1.04	–	$4.18	3,866	5.60	years	$1.89	3,572	$1.91
4.23	–	10.90	3,303	7.67	years	8.11	1,629	7.12
10.94	–	17.29	3,539	8.09	years	14.69	1,540	15.26
19.43	–	29.74	298	7.19	years	26.58	216	26.73

			11,006	7.07	years	8.54	6,957	6.86

      As a result of the SureBeam spin-off, all Titan outstanding stock options under each of the Company’s stock option plans were adjusted such that the number of options was increased by a factor of 1.345 and the exercise price was decreased by dividing by 1.345.  This adjustment maintained the same aggregate intrinsic value of the stock options that existed prior to the spin-off comparedto the aggregate intrinsic value of the stock options immediately after the transaction and ensured that the ratio of the exercise price per share to the market value per share was not reduced.  The adjustment was determined in accordance with the FASB’s Financial Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock Compensation,” and resulted in no compensation charge.

      Under the 2000 Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees.  This plan replaced the Company's 1995 Employee Stock Purchase Plan, which was authorized to issue 500,000 shares.  All employees of the Company are eligible to participate in the plan.  Under the terms of the plan, employees may elect to have between 1 and 15 percent of their regular earnings, as defined in the plan, withheld to purchase the Company's common stock.  The purchase price of the stock is 85 percent of the lower of its market price at the beginning or at the end of each offering period.  An offering period is six months, beginning January 1 and July 1 of each year.  Approximately 21%, 24%, and 27% of eligible employees participated in the Plan and purchased approximately655,100, 476,100, and 559,000 shares of the Company's common stock in 2002, 2001, and 2000, respectively.  During 2002, grants of approximately 202,800 shares of Titan stock under the 2002 Employee and Director Stock Option and Incentive Plan were utilized to fulfill the Company’s funding requirement under this plan.  The weighted-average fair value of the purchase rights granted in 2002, 2001, and 2000 was $3.73, $5.09, and $3.33, respectively, which represents the approximate intrinsic value to the participants related to the benefits of participation in the plan as determined in accordance with SFAS 123.

      At December 31, 2002, the Company also had warrants outstanding for 6,725 shares of the Company's common stock at a price of $15.87 per share.

      During 1999, SureBeam granted options that resulted in deferred compensation to SureBeam calculated as the difference between the fair market value of the shares of common stock underlying the option at the date of grant and the option exercise price.  The deferred compensation is amortized over the vesting period of the underlying options which is four years.  Accordingly, SureBeam recorded deferred compensation of approximately $17 which resulted in an insignificant non-cash compensation amortization expense for the year ended December 31, 1999.  During 2000, SureBeam recorded deferred compensation of approximately $3.2 million which resulted in a non-cash compensation amortization expense of approximately $0.6 million.  SureBeam also recorded $78.6 million as deferred compensation at the time its initial public offering closed.  This amount was recognized as a non-cash charge to SureBeam's earnings of approximately $38.9 million in March 2001 at the time the initial public offering closed, with the balance being recognized over the remaining four-year vesting period of the options including an additional $15.4 million in 2001.  The amortization of deferred compensation expense is reflected in the loss from discontinued operations in all years.

      Under its variable stock option plan, Cayenta had granted options to certain employees who agreed to resell shares purchased with those options to Cayenta.  Cayenta recorded deferred compensation amortization related to these option grants of approximately $0.6 million in the year ended December 31, 2000.  Cayenta also issued options to employees not covered by this buyback option at exercise prices that were less than the deemed fair market value of the underlying common shares on the date of grant.  Cayenta recorded deferred compensation amortization relating to these grants of approximately $0.4 million in 2001 and $0.2 million in 2002.

Note 13.  Benefit Plans

      The Company has various defined contribution benefit plans covering certain employees.  The Company's contributions to these plans were $14.6 million, $12.6 million, and $10.5 million in 2002, 2001 and 2000, respectively.  No discretionary contributions were made in 2000, 2001, or 2002.

      The Company has a non-qualified executive deferred compensation plan for certain officers and key employees.  The Company's expense for this plan, including interest, was $0.9 million, $0.6 million, and $0.7 million in 2002, 2001, and 2000, respectively.  Interest expense for the years ended December 31, 2002, 2001, and 2000 includes $0.6 million, $0.5 million and $0.3 million, respectively, related to the plan.  This obligation has been fully funded and is carried in a Rabbi trust.  Included in other non-current liabilities is $10.7 million, $6.2 million, and $5.7 million related to this plan at December 31, 2002, 2001 and 2000, respectively.  Cash surrender value of the life insurance related to this plan was $10.9 million and $7.3 million included in Other Assets in the consolidated balance sheet at December 31, 2002 and 2001, respectively.  The Company also has performance bonus plans for certain of its employees.  Related expense amounted to approximately $14.5 million, $10.5 million, and $9.9 million in 2002, 2001, and 2000, respectively.

      The Company has previously provided for postretirement benefit obligations of operations discontinued in prior years.  The Company also implemented a post retirement medical benefit plan for senior executives in 2000.  All values related to this plan are immaterial.  The Company has no other postretirement benefit or pension obligations for any of its continuing operations or for its recently discontinued businesses.

Note 14.  Related Party Transactions

      Prior to the spin-off of SureBeam Corporation, Titan and SureBeam entered into a number of agreements.

      Credit Agreement.  We have extended a $50 million senior secured revolving loan commitment to SureBeam that allows SureBeam to borrow up to $12.5 million in the second quarter of 2002, up to $17 million in the third quarter of 2002 and up to $12.5 million per quarter beginning in the fourth quarter of 2002 through the fourth quarter of 2003, subject to the $50 million limitation on borrowing.  The amount available for borrowing in the second, third and fourth quarters of 2003 is based upon SureBeam’s earnings before interest, taxes, depreciation and amortization (EBITDA) for the prior quarter as a percentage of the EBITDA target in its financial plan submitted to Titan.  If EBITDA is less than 25% of target EBITDA, then the amount available is $5 million, provided that no amounts are available unless SureBeam covenantsduring the current quarter to limit its total operating expenses (defined as research and development and selling, general and administrative expenses) to $5 million.  If EBITDA is 25% of target, then the amount available is $6.25 million or 50% of the quarterly maximum and for each percentage of EBITDA above 25% of target, the percentage of the quarterly maximum above 50% will be increased pro rata.  To the extent SureBeam does not fully borrow the maximum amount during any quarter of 2002, the unutilized amount can be borrowed in the subsequent quarters in 2002.  As of the end of 2002, SureBeam had borrowed $25 million on this facility, which is reflected as a non-current asset in Other Assets on the consolidated balance sheet.  On February 3, 2003, SureBeam filed a Form 8-K with the Securities and Exchange Commission wherein SureBeam stated that they do not anticipate borrowing additional amounts on the credit facility during 2003 or during the remaining period that the credit facility is outstanding.

      SureBeam is obligated to make quarterly principal payments on the credit facility as follows:  13.75% of the outstanding principal balance as of December 31, 2003 during each quarter in 2004; 25% of the outstanding principal balance as of December 31, 2004 during each quarter in 2005; and all remaining principal by December 31, 2005.  In addition, with some exceptions, SureBeam is obligated to use net proceeds from the sale of assets and its securities to repay amounts advanced under this facility.  Interest is payable monthly beginning in January 2003.  The credit agreement contains affirmative and negative covenants, including covenants limiting SureBeam’s incurrence of debt, capital expenditures, operating expenses, investments, declaration of dividends and other restricted payments, sale of stock of subsidiaries and consolidations and mergers.  The credit agreement, however, does not contain any financial covenants requiring SureBeam to maintain specific financial ratios.  The credit agreement is secured by a first priority lien on all of SureBeam’s assets.  Titan is required to collaterally assign our rights under this credit agreement and our security as well as the License Agreement to our senior lenders under our senior credit facility (see Note 9).  In March 2003, SureBeam and Titan entered into an agreement amending the credit agreement.  That amendment waived, subject to certain conditions, SureBeam’s obligation to use net proceeds from the sale of its equity securities to make mandatory payments under the credit agreement during the period of March 2003 through September 2004.  In connection therewith, SureBeam agreed to provide for certain change orders and the furnishing of maintenance services under the Equipment Services Agreement.

      Tax Allocation Agreement and Tax Disaffiliation and Tax Sharing Agreement.  We have agreed to pay SureBeam for any tax benefits we realized through our use of net operating losses generated by SureBeam while it was a member of our consolidated group for federal income tax purposes.  Payment is due in the first year in which SureBeam could have used those losses to reduce its taxes.  SureBeam has not generated taxable income since its inception, and we do not know if and when SureBeam will generate taxable income and, accordingly, when such payment may become due.  We and SureBeam also have allocated responsibility for the payment of taxes we each owe and agreed to reimburse the other party for the tax liabilities we assume.  We also agree to be responsible for taxes imposed by the IRS concerning our spin-off of SureBeam under Section 355(e) of the Internal Revenue Code, to the extent such taxes are a direct result of actions taken by Titan, including the sale of our equity securities.  SureBeam has the same responsibility for taxes as a direct result of their actions, including the sale of equity securities.  Titan and SureBeam have agreed to share equally in any tax that is imposed for reasons other than an action by us or SureBeam.

      In September 2001, Titan purchased a world-wide perpetual and exclusive, non-royalty bearing license to use SureBeam's intellectual property for all applications and fields other than the food, animal hide and flower markets, for the following consideration: 1) a $50 million senior secured line of credit, 2) the exchange of the $75 million debt owed by SureBeam to Titan for additional shares of Class B and Class A common stock of SureBeam, and 3) a cash payment of $8 million, with $4 million paid at September 30, 2001 and four installments of $1 million each payable on March 31, 2002, June 30, 2002, September 30, 2002 and December 31, 2002.   All amounts due under this agreement were paid as of December 31, 2002.  The unamortized balance of the license agreement is $7.5 million at December 31, 2002, and is reflected as a non-current asset in Other Assets in the consolidated balance sheet.  The license is being amortized over a 15 year life, the average life of the related patents.

      In addition, Titan has guaranteed certain lease obligations of SureBeam, and SureBeam is obligated to reimburse us for any payments we make under these guarantees.  Any guarantee payments we make reduce amounts available for future borrowing under the credit agreement.  SureBeam is obligated to pay us a monthly fee of 10% of the guaranteed monthly payments.  Some of the guaranteed leases have longer terms than the credit facility.  If Titan remains a guarantor at the maturity date for the credit facility, then SureBeam will enter into a reimbursement agreement with Titan covering the outstanding guarantees.  The aggregate amount of the lease obligations Titan has guaranteed as of March 31, 2003 is approximately $23.1 million.  The leases extend through periods ending in 2020.

      In December 2001, Titan exchanged $2 million of debt owed to Titan by SureBeam for 190,385 Class B common shares of SureBeam, and exchanged the remaining $73 million of the balance on February 13, 2002 for 4,441,496 Class A and 3,225,765 Class B common shares of SureBeam.  These shares were part of the distribution to Titan stockholders as a result of the spin-off.

      Titan has entered into subcontract agreements with SureBeam for them to build, design and integrate linear accelerators we are providing for our customers in our Scan Technologies business to provide medical sterilization electron beam accelerators as well as mail sanitization systems for the United States Postal Service ("USPS").  All appropriate intercompany eliminations have been made in our consolidated financial statements for the periods that SureBeam was part of Titan’s consolidated financial statements.

      Titan has agreed to purchase all of its requirements for electron beam accelerators from SureBeam through December 31, 2003 unless SureBeam does not offer competitive pricing or cannot meet required delivery schedules.  The equipment and services are priced at SureBeam’scost plus a 20% markup unless we agree to an alternative pricing arrangement for a purchase order.  SureBeam has supplied equipment and services under this contract in connection with our contract with the U.S. Postal Service and in connection with our medical sterilization business.

      In relation to SureBeam's strategic alliance with Hawaii Pride, Titan has guaranteed up to the greater of SureBeam's equity interest in Hawaii Pride (which is currently zero), or 19.9% of Hawaii Pride's $6.8 million, 15-year loan from its lender, Web Bank.  As of December 31, 2002, Titan has guaranteed approximately $1.4 million, or 19.9% of the loan balance.  In the event that Hawaii Pride defaults on the loan, Titan may be obligated to cover any defaults on the entire outstanding balance of the loan.

      We have subleased to SureBeam approximately 70,522 square feet used for its service center in Sioux City, Iowa, as well as facilities in Dublin, California, Omaha, Nebraska and Saudi Arabia.  Generally, SureBeam is paying us sublease payments equal to our monthly expense under these leases plus a 10% markup.  SureBeam will continue to seek to have itself substituted as the direct lessee under each master lease so that the sublease can be terminated.

      In March 2002, our Board of Directors adopted a stock option relinquishment program, the primary purpose of which was to align the interests of our directors and senior executives more closely with our stockholders' interests by allowing directors and senior executives to participate in the appreciation in our equity value:

•	without requiring our directors and executive officers to trade shares of our common stock obtained through the exercise of options on the open market; and

•	without the dilutive and potentially stock-price depressive effects associated with the exercise and subsequent sale of stock option shares.

      The program also was intended to assist our directors and executive officers with their individual financial planning.  Under the program, a participant who gave notice of his intent to participate by March 29, 2002, could relinquish eligible, in-the-money stock options in exchange for a loan, the principal amount of which is 150% of the difference between the aggregate exercise price of the options and the product of (i) the number of shares issuable upon exercise of the options and (ii) a 20-day trailing average of the daily high and low sales price of our common stock prior to relinquishment.  The loans bear interest at a rate equal to the applicable federal rate as published by the Internal Revenue Service for the month in which the loan was made.  The loans were contingent upon the participants, within 90 days, utilizing a portion of the loan proceeds to purchase a life insurance policy with a death benefit sufficient to repay the loan and accrued interest thereon upon maturity.

      If, subsequent to the individual's notice to participate and within 90 days after receiving the loan proceeds, the individual elected not to participate in the program or no life insurance policy was obtained, the loans were repaid with accrued interest thereon and the options were returned to the individual.  The loans mature on the death of the second to die of the participant and his/her spouse.  Under the program, the following transactions have occurred:

•	Dr. Ray, Chairman of the Board and Chief Executive Officer: 222,380 options relinquished, $3,985,725 principal amount of loan, 5.48% interest per annum;

•	Mr. Fink, director: 15,000 options relinquished, $336,337.50 principal amount of loan, 5.48% interest per annum;

•	Mr. Alexander, director: 19,972 options relinquished, $499,999 principal amount of loan, 5.48% interest per annum.

      In connection with the same program, loans were conditionally made to Mr. Costanza, Senior Vice President, General Counsel and Secretary in the amount of $614,400, and Mr. Hanisee, director, in the amount of $220,184.  In June 2002, Mr. Costanza and Mr. Hanisee repaid the outstanding balance of their loans in full.  Titan has recorded interest income of $0.2 million related to the accrued interest on the outstanding loans due from the directors noted above.

      Since the effective date of the Sarbanes-Oxley Act in July 2002, which precludes such loans to Company officers and directors, the Stock Options Relinquishment Plan is no longer available to Company executives.

      In conjunction with Titan’s plan to exit its international telecommunications business, Titan entered into an agreement with Geolutions, Inc. (“Geolutions”) to subcontract Titan Wireless’s outstanding contractual and warranty obligations.  Geolutions is a newly formed company, foundedby a former executive of Titan Wireless and former officer of Titan.  Titan has a fixed price contract of $1.9 million, plus incidental expenses of up to $0.6 million and other third party costs of an aggregate maximum of $1.4 million, which is payable through mid 2004, the period over which Titan’s warranty obligations exist on its existing customer contracts.  The contract is cancelable by Titan under certain circumstances of non-performance by Geolutions.  In conjunction with Titan’s agreement with Geolutions, Titan has assigned its existing warranty obligations in its international telecommunications business with its existing customers to Geolutions.

Note 15.  Guarantor Condensed Consolidating Financial Statements

      On May 15, 2003, we sold $200 million aggregate principal amount of 8% senior subordinated notes in a private placement.  We used the net proceeds from our issuance of the 8% senior subordinated notes, plus borrowings of $50 million we made under our revolving credit facility and additional cash on hand, to redeem all of our then-outstanding 5 3/4% HIGH TIDES convertible preferred securities, effective June 4, 2003.

      Following are consolidating condensed financial statements to quantify the financial position as of December 31, 2001 and 2002, and the operations and cash flows for the years ended December 31, 2000, 2001 and 2002, for the Guarantor Subsidiaries listed below and the Non-Guarantor Subsidiaries listed below.  The following consolidating condensed balance sheets, consolidating condensed statements of operations and consolidating condensed statements of cash flows present financial information for:

      Parent:  The Titan Corporation on a stand-alone basis.

      Guarantor Subsidiaries:  All directly and indirectly owned domestic subsidiaries of Parent other than Cayenta Inc. on a stand-alone basis.

      Non-Guarantor Subsidiaries:  Cayenta Inc. and all direct and indirect subsidiaries of Parent that are not organized under the laws of the United States, any state of the United States or the District of Columbia and that conduct substantially all business operations outside the United States.

      Reclassifications and Eliminations:  Entries that eliminate the investment in subsidiaries and intercompany balances and transactions.

      The Titan Corporation and Subsidiaries:  The financial information for The Titan Corporation on a condensed consolidated basis.

      The classification of operating entities within each of the columns is based on the legal status of the entity as of December 31, 2002.  Accordingly, certain legal entities that existed in prior years that had been merged into Titan as of December 31, 2002 have been reclassified in the prior year condensed financial statements to conform with the current year presentation.

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2002
(In thousands)
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Revenues	$808,799	$570,065	$30,306	$(17,010)	$1,392,160

Cost and expenses:
Cost of revenues	665,155	460,118	18,586	(14,798)	1,129,061
Selling, general and administrative	106,794	66,314	7,464	(1,013)	179,559
Research and development	2,638	6,917	—	—	9,555
Exit and restructuring charges and other	41,642	—	11,675	—	53,317

Total costs and expenses	816,229	533,349	37,725	(15,811)	1,371,492

Operating profit (loss)	(7,430)	36,716	(7,419)	(1,199)	20,668
Interest expense	(32,066)	(596)	(2)	—	(32,664)
Interest income	1,578	130	—	—	1,708

Income (loss) from continuing operations before income taxes, extraordinary loss and cumulative effect of change in accounting principle	(37,918)	36,250	(7,421)	(1,199)	(10,288)
Income tax provision (benefit)	(11,288)	13,619	(4,783)	—	(2,452)

Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	(26,630)	22,631	(2,638)	(1,199)	(7,836)
Loss from discontinued operations, net of taxes	(16,678)	(157,480)	(43,948)	—	(218,106)

Loss before extraordinary loss and cumulative effect of change in accounting principle	(43,308)	(134,849)	(46,586)	(1,199)	(225,942)
Extraordinary loss from early extinguishment of debt, net of tax benefit	(5,408)	—	—	—	(5,408)
Cumulative effect of change in accounting principle, net of tax benefit	(9,414)	—	(30,697)	—	(40,111)

Loss before equity in losses of subsidiaries	(58,130)	(134,849)	(77,283)	(1,199)	(271,461)
Equity in losses of subsidiaries	(212,132)	(35,972)	—	248,104	—

Net earnings (loss)	$(270,262)	$(170,821)	$(77,283)	$246,905	$(271,461)

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2001
(In thousands)
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Revenues	$724,698	$237,555	$21,881	$(9,637)	$974,497

Cost and expenses:
Cost of revenues	570,056	180,482	12,511	(7,934)	755,115
Selling, general and administrative	108,781	31,972	14,664	(903)	154,514
Research and development	2,907	5,465	352	586	9,310
Acquisition and integration related charges and other	12,236	—	15,611	—	27,847

Total costs and expenses	693,980	217,919	43,138	(8,251)	946,786

Operating profit (loss)	30,718	19,636	(21,257)	(1,386)	27,711
Interest expense	(26,640)	(349)	(9,680)	—	(36,669)
Interest income	1,759	20	—	—	1,779

Income (loss) from continuing operations before income taxes and minority interests	5,837	19,307	(30,937)	(1,386)	(7,179)
Income tax provision (benefit)	1,852	8,459	(9,304)	—	1,007

Income (loss) from continuing operations before minority interests	3,985	10,848	(21,633)	(1,386)	(8,186)
Minority interests	4,636	93	—	—	4,729

Income (loss) from continuing operations	8,621	10,941	(21,633)	(1,386)	(3,457)
Income (loss) from discontinued operations, net of taxes	(85,305)	3,998	(13,850)	—	(95,157)

Income (loss) before equity in losses of subsidiaries	(76,684)	14,939	(35,483)	(1,386)	(98,614)
Equity in losses of subsidiaries	(20,544)	(3,525)	—	24,069	—

Net earnings (loss)	$(97,228)	$11,414	$(35,483)	$22,683	$(98,614)

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Year Ended December 31, 2000
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Revenues	$642,914	$180,772	$30,197	$(7,675)	$846,208

Cost and expenses:
Cost of revenues	496,488	140,231	18,018	(6,657)	648,080
Selling, general and administrative	104,944	23,149	19,921	(613)	147,401
Research and development	1,497	4,024	180	—	5,701
Valuation allowance for account receivable	10,000	—	—	—	10,000
Gain on sale of IPivot	(2,140)	—	—	—	(2,140)
Acquisition and integration related charges and other	28,820	—	—	—	28,820

Total costs and expenses	639,609	167,404	38,119	(7,270)	837,862

Operating profit (loss)	3,305	13,368	(7,922)	(405)	8,346
Interest expense	(28,575)	(242)	(6,855)	—	(35,672)
Interest income	3,006	265	1	—	3,272

Income (loss) from continuing operations before income taxes, minority interests and extraordinary loss	(22,264)	13,391	(14,776)	(405)	(24,054)
Income tax provision (benefit)	(12,038)	8,907	(8,177)	—	(11,308)

Income (loss) from continuing operations before minority interests and extraordinary loss	(10,226)	4,484	(6,599)	(405)	(12,746)
Minority interests	2,156	—	—	—	2,156

Income (loss) from continuing operations before extraordinary loss	(8,070)	4,484	(6,599)	(405)	(10,590)
Income (loss) from discontinued operations, net of taxes	922	15,477	(19,793)	—	(3,394)

Income (loss) before extraordinary loss	(7,148)	19,961	(26,392)	(405)	(13,984)
Extraordinary loss from early extinguishment of debt, net of tax benefit	(4,744)	—	—	—	(4,744)

Earnings (loss) before equity in losses of subsidiaries	(11,892)	19,961	(26,392)	(405)	(18,728)
Equity in losses of subsidiaries	(6,431)	(1,702)	—	8,133	—

Net earnings (loss)	$(18,323)	$18,259	$(26,392)	$7,728	$(18,728)

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of December 31, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Assets
Current Assets:
Cash and cash equivalents	$31,811	$2,372	$(60)	$—	$34,123
Restricted cash	394	—	—	—	394
Accounts receivable—net	162,578	124,669	27,116	—	314,363
Inventories	16,051	10,704	4,525	—	31,280
Prepaid expenses and other	12,820	5,834	1,986	(1,199)	19,441
Deferred income taxes	108,046	—	—	—	108,046
Current assets of discontinued operations	661	93,145	10,065	—	103,871

Total current assets	332,361	236,724	43,632	(1,199)	611,518
Property and equipment, net	27,017	27,547	9,141	—	63,705
Goodwill	223,819	238,841	59	—	462,719
Other assets—net	84,818	15,080	5	—	99,903
Deferred income taxes	53,015	—	—	—	53,015
Non-current assets of discontinued operations	—	4,212	2,370	—	6,582
Intercompany investments and advances—net	511,639	(355,262)	(156,377)	—	—

Total assets	$1,232,669	$167,142	$(101,170)	$(1,199)	$1,297,442

Liabilities and Stockholders’ Equity

Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	33,388	38,099	9,889	—	81,376
Current portion of long-term debt	8	839	—	—	847
Accrued compensation and benefits	40,228	25,844	567	—	66,639
Other accrued liabilities	52,310	32,098	3,194	—	87,602
Current liabilities of discontinued operations	1,999	41,506	5,638	—	49,143

Total current liabilities	131,433	138,386	19,288	—	289,107

Long-term portion of amounts outstanding under line of credit	344,750	—	—	—	344,750
Other long-term debt	1,009	1,036	—	—	2,045
Other non-current liabilities	49,335	5,055	11	—	54,401
Non-current liabilities of discontinued operations	—	43,230	1,596	—	44,826
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	—	—	—	250,000
Minority interests	—	—	—	—	—
Stockholders’ equity (deficit)	456,142	(20,565)	(122,065)	(1,199)	312,313

Total liabilities and equity	$1,232,669	$167,142	$(101,170)	$(1,199)	$1,297,442

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of December 31, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Assets
Current Assets:
Cash and cash equivalents	$17,698	$1,327	$(404)	$—	$18,621
Accounts receivable—net	222,307	103,230	21,970	—	347,507
Inventories	15,980	6,160	1,782	—	23,922
Prepaid expenses and other	16,033	(92)	643	(1,386)	15,198
Deferred income taxes	60,347	—	—	—	60,347
Current assets of discontinued operations	51,985	17,877	29,807	—	99,669

Total current assets	384,350	128,502	53,798	(1,386)	565,264
Property and equipment, net	28,977	26,011	6,452	—	61,440
Goodwill	211,136	202,926	59	—	414,121
Other assets—net	49,021	15,889	46	—	64,956
Non-current assets of discontinued operations	85,731	199,188	61,219	—	346,138
Intercompany investments and advances—net	454,600	(316,214)	(138,386)	—	—

Total assets	$1,213,815	$256,302	$(16,812)	$(1,386)	$1,451,919

Liabilities and Stockholders’ Equity

Current Liabilities:
Current portion of amounts outstanding under line of credit	$12,813	$—	$—	$—	$12,813
Accounts payable	35,896	25,758	6,994	—	68,648
Acquisition debt	2,000	—	—	—	2,000
Current portion of long-term debt	337	938	—	—	1,275
Accrued compensation and benefits	37,351	28,324	798	—	66,473
Other accrued liabilities	41,256	21,487	2,566	—	65,309
Income taxes payable	1,174	—	—	—	1,174
Current liabilities of discontinued operations	36,119	15,935	16,906	—	68,960

Total current liabilities	166,946	92,442	27,264	—	286,652

Long-term portion of amounts outstanding under line of credit	317,187	—	—	—	317,187
Other long-term debt	3,925	1,687	—	—	5,612
Other non-current liabilities	39,245	5,217	—	—	44,462
Non-current liabilities of discontinued operations	7,719	42,456	850	—	51,025
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	—	—	—	250,000
Minority interests	23	—	—	—	23
Stockholders’ equity (deficit)	428,770	114,500	(44,926)	(1,386)	496,958

Total liabilities and equity	$1,213,815	$256,302	$(16,812)	$(1,386)	$1,451,919

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2002
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Cash Flows from Operating Activities:

Loss from continuing operations	$(26,630)	$22,631	$(2,638)	$(1,199)	$(7,836)
Adjustments to reconcile loss from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	124,058	41,581	(3,285)	1,199	163,553

Net cash provided by (used for) continuing operations	97,428	64,212	(5,923)	—	155,717

Loss from discontinued operations	(16,678)	(157,480)	(43,948)	—	(218,106)
Adjustments to reconcile loss from discontinued operations to cash used for discontinued operations	(79,631)	125,788	37,557	—	83,714

Net cash used for discontinued operations	(96,309)	(31,692)	(6,391)	—	(134,392)

Net cash provided by (used for) operating activities	1,119	32,520	(12,314)	—	21,325

Cash Flows from Investing Activities:
Capital expenditures	(10,173)	(7,641)	(8,188)	—	(26,002)
Acquisition of businesses, net of cash acquired	(4,946)	32,355	—	—	27,409
Capitalized software development costs	—	(1,341)	(245)	—	(1,586)
Proceeds from sales of investments	4,817	2,100	—	—	6,917
Advances to SureBeam on line of credit	(25,000)	—	—	—	(25,000)
Other investments	(6,393)	(458)	—	—	(6,851)

Proceeds (payments) on intercompany investments and       advances

	39,184	(57,175)	17,991	—	—
Other	1,667	2,594	3,333	—	7,594

Net cash provided by (used for) investing activities	(844)	(29,566)	12,891	—	(17,519)

Cash Flows from Financing Activities:
Additions to debt	18,250	—	—	—	18,250
Retirements of debt	(3,245)	(1,402)	—	—	(4,647)
Deferred debt issuance costs	(8,908)	—	—	—	(8,908)
Proceeds from stock issuances	8,566	—	—	—	8,566
Issuance of stock in subsidiaries	—	19	—	—	19
Dividends paid	(689)	—	—	—	(689)
Increase in restricted cash	(394)	—	—	—	(394)
Other	258	(306)	(193)	—	(241)

Net cash provided by (used for) financing activities	13,838	(1,689)	(193)	—	11,956

Effect of exchange rate changes on cash	—	(220)	(40)	—	(260)

Net increase in cash and cash equivalents	14,113	1,045	344	—	15,502
Cash and cash equivalents at beginning of year	17,698	1,327	(404)	—	18,621

Cash and cash equivalents at end of year	$31,811	$2,372	$(60)	$—	$34,123

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2001
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Cash Flows from Operating Activities:

Income (loss) from continuing operations	$8,621	$10,941	$(21,633)	$(1,386)	$(3,457)
Adjustments to reconcile income (loss) from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	(10,274)	12,707	9,980	1,386	13,799

Net cash provided by (used for) continuing operations	(1,653)	23,648	(11,653)	—	10,342

Income (loss) from discontinued operations	(85,305)	3,998	(13,850)	—	(95,157)
Adjustments to reconcile income (loss) from discontinued operations to cash used for discontinued operations	76,457	(76,723)	(18,926)	—	(19,192)

Net cash used for discontinued operations	(8,848)	(72,725)	(32,776)	—	(114,349)

Net cash used for operating activities	(10,501)	(49,077)	(44,429)	—	(104,007)

Cash Flows from Investing Activities:
Capital expenditures	(6,976)	(4,756)	(2,505)	—	(14,237)
Acquisition of businesses, net of cash acquired	(8,041)	(26,130)	—	—	(34,171)
Capitalized software development costs	—	(4)	—	—	(4)
Proceeds from sales of investments	1,294	1,923	—	—	3,217
Other investments	(12,568)	22	—	—	(12,546)

Proceeds (payments) on intercompany investments and       advances

	(159,383)	114,686	44,697	—	—
Other	23	66	(295)	—	(206)

Net cash provided by (used for) investing activities	(185,651)	85,807	41,897	—	(57,947)

Cash Flows from Financing Activities:
Additions to debt	66,875	—	—	—	66,875
Retirements of debt	(1,202)	(36,898)	—	—	(38,100)
Deferred debt issuance costs	(1,600)	—	—	—	(1,600)
Proceeds from stock issuances	147,579	—	—	—	147,579
Issuance of stock in subsidiaries	20	—	22	—	42
Dividends paid	(690)	—	—	—	(690)
Other	(18)	20	—	—	2

Net cash provided by (used for) financing activities	210,964	(36,878)	22	—	174,108

Effect of exchange rate changes on cash	—	48	(28)	—	20

Net increase (decrease) in cash and cash equivalents	14,812	(100)	(2,538)	—	12,174
Cash and cash equivalents at beginning of year	2,886	1,427	2,134	—	6,447

Cash and cash equivalents at end of year	$17,698	$1,327	$(404)	$—	$18,621

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Year Ended December 31, 2000
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Cash Flows from Operating Activities:

Income (loss) from continuing operations	$(8,070)	$4,484	$(6,599)	$(405)	$(10,590)
Adjustments to reconcile income (loss) from continuing operations to cash provided by (used for) continuing operations, net of effects of businesses acquired	(2,541)	1,674	(10,577)	405	(11,039)

Net cash provided by (used for) continuing operations	(10,611)	6,158	(17,176)	—	(21,629)

Income (loss) from discontinued operations	922	15,477	(19,793)	—	(3,394)
Adjustments to reconcile income (loss) from discontinued operations to cash used for discontinued operations	(72,775)	(62,620)	(5,420)	—	(140,815)

Net cash used for discontinued operations	(71,853)	(47,143)	(25,213)	—	(144,209)

Net cash used for operating activities	(82,464)	(40,985)	(42,389)	—	(165,838)

Cash Flows from Investing Activities:
Capital expenditures	(10,704)	(4,942)	(10,688)	—	(26,334)
Acquisition of businesses, net of cash acquired	(35,143)	(37,575)	—	—	(72,718)
Capitalized software development costs	—	(63)	(656)	—	(719)
Other investments	(959)	(1,816)	—	—	(2,775)

Proceeds (payments) on intercompany investments and       advances

	(135,759)	86,710	49,049	—	—
Other	1,655	(142)	(2)	—	1,511

Net cash provided by (used for) investing activities	(180,910)	42,172	37,703	—	(101,035)

Cash Flows from Financing Activities:
Issuance of redeemable convertible preferred securities	250,000	—	—	—	250,000
Additions to debt	123,903	—	—	—	123,903
Retirements of debt	(103,728)	(698)	—	—	(104,426)
Deferred debt issuance costs	(19,351)	—	—	—	(19,351)
Proceeds from stock issuances	5,413	—	—	—	5,413
Issuance of stock in subsidiaries	6,373	—	—	—	6,373
Dividends paid	(692)	—	—	—	(692)
Purchase of stock	(173)	—	—	—	(173)
Other	(225)	(613)	—	—	(838)

Net cash provided by (used for) financing activities	261,520	(1,311)	—	—	260,209

Effect of exchange rate changes on cash	—	172	(31)	—	141

Net increase (decrease) in cash and cash equivalents	(1,854)	48	(4,717)	—	(6,523)
Cash and cash equivalents at beginning of year	4,740	1,379	6,851	—	12,970

Cash and cash equivalents at end of year	$2,886	$1,427	$2,134	$—	$6,447

Note 16.  Unaudited Quarterly Financial Data (in thousands, except per share data)

2002	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year

Revenues	$314,348	$345,631	$352,819	$379,362	$1,392,160
Gross profit	60,923	68,872	65,842	67,462	263,099
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	7,913	10,162	(33,516)	7,605	(7,836)
Net loss	(33,624)	(11,767)	(225,298)	(772)	(271,461)

Basic earnings per share:
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	$0.11	$0.13	$(0.43)	$0.10	$(0.11)
Net loss	(0.48)	(0.15)	(2.89)	(0.01)	(3.58)

Diluted earnings per share:
Income (loss) from continuing operations before extraordinary loss and cumulative effect of change in accounting principle	0.11	0.12	(0.43)	0.09	(0.11)
Net loss	(0.47)	(0.16)	(2.89)	(0.01)	(3.58)

2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year

Revenues	$215,027	$229,333	$237,158	$292,979	$974,497
Gross profit	47,763	48,873	52,908	69,838	219,382
Income (loss) from continuing operations	(13,478)	1,192	2,937	5,892	(3,457)

Net income (loss)	(59,870)	(7,805)	(38,791)	7,852	(98,614)
Basic earnings per share:
Income (loss) from continuing operations	$(0.31)	$0.02	$0.04	$0.09	$(0.13)
Net income (loss)	(1.28)	(0.16)	(0.63)	0.12	(1.76)

Diluted earnings per share:
Income (loss) from continuing operations	(0.31)	0.02	0.04	0.09	(0.13)
Net income (loss)	(1.28)	(0.16)	(0.61)	0.12	(1.76)

      The above financial information for each quarter reflects all normal and recurring adjustments.

      Income from continuing operations and net loss for 2002 include exit and restructuring charges and other of $53.3 million.  Net loss for 2002 includes a loss from discontinued operations of $218.1 million.  The loss from continuing operations includes all costs previously related to the Cayenta headquarters and network operations center, which supported sales, marketing, administrative and operational functions of all previously integrated Cayenta operations.  The headquarters and network operations center were eliminated on March 1, 2002 when certain of the components of Cayenta were discontinued.  Certain of these costs were previously included in the loss from discontinued operation for the interim period for the first quarter of 2002, as  filed in the  Company’s  Form 10-Q for the quarter ended March 31, 2002, filedwith the Commission on May 15, 2002.  These headquarters and network operations costs of approximately $17.1 million, which includes an impairment charge of $14.9 million for certain assets of the network operations center and corporate headquarters of Cayenta, have now been reclassified to continuing operations in the presentation above.

      Loss from continuing operations and net loss for 2001 include acquisition and integration related charges and other of $27.8 million.  Net loss for 2001 includes a loss from discontinued operations of $95.2 million.

Note 17.  Subsequent Event

        On August 16, 2002, Perimex International Corporation (Perimex) filed a complaint against us, our subsidiary, Titan Wireless, and a former Titan Wireless employee in San Diego Superior Court in San Diego, California.  The complaint alleged breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with existing contractual relationships and prospective business advantage and violation of the California unfair competition law arising from an alleged failure of Titan Wireless to enter a joint venture with Perimex to provide wireless telecommunication services in Argentina and other related alleged misconduct.  The complaint sought damages of $52.65 million and sought injunctive relief prohibiting us and Titan Wireless from transferring any of Titan Wireless's assets.  The court denied Perimex's request for a preliminary injunction, sustained our and Titan Wireless's demurrer as to all causes of action in the complaint and granted Perimex leave to amend the complaint.  The court also ordered Perimex to post a bond for $0.09 million to secure payment of our and Titan Wireless’s costs if we prevail, or if Perimex does not prevail.  Perimex elected not to post the bond and dismissed its complaint voluntarily without prejudice.  On May 22, 2003, however, Perimex filed an amended version of the original complaint in the United States District Court for the Southern District of California alleging substantially similar causes of action and claiming a similar amount of damages.  We believe that Perimex's claims are without merit and we intend to defend our position vigorously.

THE TITAN CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(As Restated—see Note 1 of the Notes to Consolidated Financial Statements)

For the years ended December 31, 2002, 2001, and 2000
(in thousands of dollars)
	Balance at beginning of year	Additions (charges to expense)(a)	Charged to Other Accounts		Deductions	Balance at end of year

2002:
Accrued exit charges	$—	$53,317	$—		$15,556	$37,761
Accrued merger and integration costs	1,298	—	—		1,298	—
Allowance for doubtful accounts	7,750	1,582	—		2,554	6,778
Accrual for estimated losses for discontinued operations	17,004	11,014	—		27,752	266
2001:
Accrued merger and integration costs	$3,846	$27,847	$—		$30,395	$1,298
Allowance for doubtful accounts	3,719	7,531	—		3,500	7,750
Accrual for estimated losses for discontinued operations	—	35,413	—		18,409	17,004
2000:
Accrued merger and integration costs	$5,880	$38,820	$10,000	(b)	$30,854	$3,846
Allowance for doubtful accounts	3,372	871	—		524	3,719

(a)          Includes $117, $4,334, and $(326) added through acquisitions in 2002, 2001 and 2000, respectively.

(b)         Valuation allowance for unbilled receivables not in accrued merger and integration costs.

      Following is a description of all exit charges and acquisition and integration charges:

Fiscal 2002 Charges

      Included in the year ended December 31, 2002 is $53.3 million of restructuring costs related to the merger of Titan Systems into Titan on September 25, 2002 and exit charges related to the shutdown of Cayenta’s headquarters office.  Approximately $11.7  millionof these exit charges are related to the shutdown of the Cayenta headquarters office and network operations center, which includes employee termination costs and other liabilities of approximately $4.5 million, lease commitment costs of approximately $4.8 million, and non-cash asset impairment charges of approximately $2.4 million relating primarily to the unamortized leasehold improvements and other fixed assets at the Cayenta headquarters.  The remaining lease commitment costs are expected to be paid through future periods ending in January 2007.  Included in the employee termination costs are 33 personnel reductions.

      Approximately $39.9 million of the restructuring charges were related to the merger of Titan Systems into Titan and other associated reorganization and consolidation costs.  The costs included approximately $32.2 million for the consolidation of various Titan Systems facilities into centralized locations in Virginia and California.  This charge reflects the estimated losses, net of estimated sublease income, on future lease commitments of facilities with terms extending through year 2009.  The Company intends to actively market the facilities for sublease opportunities.  However, the available space is in markets adversely affected by the economy and may not be subleased at attractive rates or at all.  Included in the employee termination costs are 19 personnel reductions.

      Approximately $7.7 million of the Titan Systems restructuring costs are primarily related to employee termination costs, employee retention costs, duplicate transition costs and professional fees related to acquisitions and certain reorganization and consolidation activities within Titan Systems.

      The remaining $1.7 million is related to direct transaction costs incurred by Titan on acquisitions that did not successfully close, primarily the Science and Engineering Associates, Inc. proposed acquisition.

Fiscal 2001 Charges

      Acquisition and integration related charges and other of $27.9 million in 2001 included $12.2 million related to the integration of ACS and AverStar and other restructuring and realignment activities, a $5.5 million impairment charge for fixed assets associatedwith Cayenta’s network operations center and $10.0 million related to other asset impairments and restructuring activities associated with Cayenta’s headquarters office, and $0.2 million related to personnel reductions in Cayenta’s federal government business, which is now a part of Titan’s government business.

      The $12.2 million charge is primarily related to the integration of ACS and AverStar, and a realignment of the business around the major categories of customers of Titan Systems, which together resulted in a reduction in employee workforce of approximately 50 employees and the closing of several facilities.  Included in these costs is approximately $3.1 million of employee termination costs, $3.5 million of costs to eliminate duplicate and excess facilities and assets, $1.1 million of duplicate personnel costs to transition processes and functions, and $1.5 million of asset impairment costs of certain asset balances.  The recoverability of such balances was impaired due to our exit from a satellite services business within the former Titan Systems segment.  Approximately $3.0 million of the charge was related to another subsidiary acquired in a prior year for contingencies arising from matters pre-existing to Titan's acquisition of the business.  That acquisition was accounted for as a purchase, and the matters pre-existing Titan's acquisition were resolved in 2001.

      Included in the 2001 charge is $15.5 million related to the restructuring of Cayenta’s headquarters office.  As a result of reduced corporate spending on commercial information technology services and e-business software applications, the Company developed and approved a plan to restructure the Cayenta headquarters and network operations center, which included a reduction in workforce of approximately 40 personnel, resulting in a charge of $1.7 million, and the elimination of duplicate and excess facilities, resulting in a charge of approximately $0.8 million.  As a result of management's evaluation of the recoverability of all the assets of Cayenta, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-LivedAssets and for Long-Lived Assets to be Disposed Of", management concluded from this evaluation that a significant impairment of intangible as well as long-lived assets had occurred.  An impairment charge was required because the estimated fair value was less than the carrying value of the assets.  The impairment charge of $13.0 million was comprised of the following: $5.5 million for fixed assets associated with Cayenta's network operations center, $2.0 million for prepaid advertising costs and $5.3 million for Cayenta's investment in Soliance, LLC, a joint venture that markets and delivers information technology systems and solutions to the utility industry, and $0.2 million for certain other assets.

Fiscal 2000 Charges

      Acquisition related charges of $28.8 million in 2000 include costs of $20.5 million related to the ACS merger including direct transaction costs of approximately $9.2 million comprised of accounting, legal, investing banking, financial printing and other direct costs.  Also included in the ACS merger costs was a write-down of approximately $5.4 million related to the impairment of certain receivables, for which the realizability of such assets was impaired as a result of the merger with Titan, which impacted the recoverability of certain contract costs, employee termination costs of approximately $2.1 million, and $3.8 million of costs to eliminate duplicate facilities and assets.  In addition, the Company recorded a valuation allowance of $10.0 million in connection with certain of the Company's integration activities, particularly as they relate to conforming ACS to Titan's accounting policies and procedures, and in determining appropriate valuation allowances against unbilled receivables which may not be realizable under normal contract reimbursement cycles.

      Included in acquisition related charges is $8.3 million related to the merger with AverStar.  These costs consisted of approximately $2.4 million of direct transaction costs, approximately $5.6 million of employee termination costs, and costs to eliminate duplicate facilities of approximately $0.3 million.

      Guarantor Condensed Consolidating Financial Statements as of March 31, 2003 and for the three-month periods ended March 31, 2002 and 2003:

      Following are unaudited consolidating condensed financial statements to quantify the financial position as of March 31, 2003, and the operations and cash flows for the three-month periods ended March 31, 2002 and 2003 for the Guarantor Subsidiaries listed below and the Non-guarantor Subsidiaries listed below.  The following consolidating condensed balance sheet, consolidating condensed statements of operations and consolidating condensed statements of cash flows present financial information for:

      Parent:  The Titan Corporation on a stand-alone basis.

      Guarantor Subsidiaries:  All directly and indirectly owned domestic subsidiaries of Parent other than Cayenta Inc. on a stand-alone basis.

      Non-guarantor Subsidiaries:  Cayenta Inc. and all direct and indirect subsidiaries of Parent that are not organized under the laws of the United States, any state of the United States or the District of Columbia and that conduct substantially all business operations outside the United States.

      Reclassifications and Eliminations:  Entries that eliminate the investment in subsidiaries and intercompany balances and transactions.

      The Titan Corporation and Subsidiaries:  The financial information for The Titan Corporation on a condensed consolidated basis.

      The classification of operating entities within each of the columns is based on the legal status of the entity as of March 31, 2003.  Accordingly, certain legal entities that existed in prior years that had been merged into Titan as of March 31, 2003 have been reclassified in the prior year condensed financial statements to conform with the current year presentation.

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Three Months Ended March 31, 2003
(Unaudited)
(In thousands)
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Revenues	$201,725	$175,213	$7,926	$(6,984)	$377,880

Cost and expenses:
Cost of revenues	168,147	146,688	5,561	(5,120)	315,276
Selling, general and administrative	24,003	13,702	1,812	—	39,517
Research and development	499	1,869	—	—	2,368

Total costs and expenses	192,649	162,259	7,373	(5,120)	357,161

Operating profit	9,076	12,954	553	(1,864)	20,719
Interest expense	(7,982)	(116)	(1)	—	(8,099)
Interest income	584	23	5	—	612

Income from continuing operations before income taxes	1,678	12,861	557	(1,864)	13,232
Income tax provision (benefit)	1,248	4,034	11	—	5,293

Income (loss) from continuing operations	430	8,827	546	(1,864)	7,939
Loss from discontinued operations, net of taxes	—	(702)	(236)	—	(938)

Earnings (loss) before equity in earnings of subsidiaries	430	8,125	310	(1,864)	7,001
Equity in earnings of subsidiaries	8,884	—	—	(8,884)	—

Net earnings	$9,314	$8,125	$310	$(10,748)	$7,001

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Operations
For the Three Months Ended March 31, 2002
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Revenues	$191,536	$118,653	$6,918	$(2,759)	$314,348

Cost and expenses:
Cost of revenues	155,944	95,837	3,800	(2,156)	253,425
Selling, general and administrative	22,019	11,153	1,587	(106)	34,653
Research and development	956	1,491	—	—	2,447
Exit and restructuring charges and other	—	—	1,486	—	1,486

Total costs and expenses	178,919	108,481	6,873	(2,262)	292,011

Operating profit	12,617	10,172	45	(497)	22,337
Interest expense	(8,223)	(99)	—	—	(8,322)
Interest income	134	—	1	—	135

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	4,528	10,073	46	(497)	14,150
Income tax provision (benefit)	6,178	568	(509)	—	6,237

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(1,650)	9,505	555	(497)	7,913
Income (loss) from discontinued operations, net of taxes	—	(1,600)	174	—	(1,426)

Income (loss) before cumulative effect of change in accounting principle	(1,650)	7,905	729	(497)	6,487
Cumulative effect of change in accounting principle, net of tax benefit	(9,414)	—	(30,697)	—	(40,111)

Earnings (loss) before equity in losses of subsidiaries	(11,064)	7,905	(29,968)	(497)	(33,624)
Equity in losses subsidiaries	(22,063)	(814)	—	22,877	—

Net earnings (loss)	$(33,127)	$7,091	$(29,968)	$22,380	$(33,624)

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Balance Sheet
As of March 31, 2003
(Unaudited)
  (In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Assets
Current Assets:
Cash and cash equivalents	$31,417	$4,629	$265	$—	$36,311
Restricted cash	135	—	—	—	135
Accounts receivable—net	170,668	144,125	25,921	—	340,714
Inventories	14,852	10,913	5,618	—	31,383
Prepaid expenses and other	22,994	4,195	1,920	(7,011)	22,098
Deferred income taxes	103,258	—	—	—	103,258
Current assets of discontinued operations	661	88,299	11,206	—	100,166

Total current assets	343,985	252,161	44,930	(7,011)	634,065
Property and equipment, net	26,754	26,181	8,557	—	61,492
Goodwill	223,819	238,321	59	—	462,199
Other assets—net	70,353	22,186	5	—	92,544
Deferred income taxes	53,015	—	—	—	53,015
Non-current assets of discontinued operations	—	4,426	2,410	—	6,836
Intercompany investments and advances—net	530,229	(366,482)	(163,747)	—	—

Total assets	$1,248,155	$176,793	$(107,786)	$(7,011)	$1,310,151

Liabilities and Stockholders’ Equity

Current Liabilities:
Current portion of amounts outstanding under line of credit	$3,500	$—	$—	$—	$3,500
Accounts payable	29,815	41,759	1,921	—	73,495
Current portion of long-term debt	105	750	—	—	855
Accrued compensation and benefits	47,053	32,260	566	—	79,879
Other accrued liabilities	48,798	28,630	4,853	—	82,281
Income taxes payable	—	—	—	—	—
Current liabilities of discontinued operations	1,512	38,628	6,133	—	46,273

Total current liabilities	130,783	142,027	13,473	—	286,283

Long-term portion of amounts outstanding under line of credit	344,750	—	—	—	344,750
Other long-term debt	879	938	—	—	1,817
Other non-current liabilities	52,804	3,994	4	—	56,802
Non-current liabilities of discontinued operations	—	42,278	1,422	—	43,700
Company obligated mandatory redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated convertible debentures of Titan	250,000	—	—	—	250,000
Stockholders’ equity (deficit)	468,939	(12,444)	(122,685)	(7,011)	326,799

Total liabilities and equity	$1,248,155	$176,793	$(107,786)	$(7,011)	$1,310,151

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Three Months Ended March 31, 2003
(Unaudited)
(In thousands)

	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Cash Flows from Operating Activities:

Income (loss) from continuing operations	$430	$8,827	$546	$(1,864)	$7,939
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations	18,036	(16,673)	(5,540)	1,864	(2,313)

Net cash provided by (used for) continuing operations	18,466	(7,846)	(4,994)	—	5,626

Loss from discontinued operations	—	(702)	(236)	—	(938)
Adjustments to reconcile loss from discontinued operations to cash provided by (used for) discontinued operations	(1,022)	802	(860)	—	(1,080)

Net cash provided by (used for) discontinued operations	(1,022)	100	(1,096)	—	(2,018)

Net cash provided by (used for) operating activities	17,444	(7,746)	(6,090)	—	3,608

Cash Flows from Investing Activities:
Capital expenditures	(1,467)	(1,009)	(24)	—	(2,500)
Other investments	(62)	—	—	—	(62)
Proceeds (payments) on intercompany investments and advances	(17,638)	11,216	6,422	—	—
Other	39	34	16	—	89

Net cash provided by (used for) investing activities	(19,128)	10,241	6,414	—	(2,473)

Cash Flows from Financing Activities:
Retirements of debt	(33)	(187)	—	—	(220)
Decrease in restricted cash	259	—	—	—	259
Proceeds from stock issuances	1,233	—	—	—	1,233
Dividends paid	(172)	—	—	—	(172)
Other	3	(51)	(16)	—	(64)

Net cash provided by (used for) financing activities	1,290	(238)	(16)	—	1,036

Effect of exchange rate changes on cash	—	—	17	—	17

Net increase (decrease) in cash and cash equivalents	(394)	2,257	325	—	2,188
Cash and cash equivalents at beginning of year	31,811	2,372	(60)	—	34,123

Cash and cash equivalents at end of period	$31,417	$4,629	$265	$—	$36,311

Condensed Consolidating Parent Company, Guarantor and Non-guarantor
Statement of Cash Flows
For the Three Months Ended March 31, 2002
(Unaudited)
  (In thousands)

	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Reclassifications and Eliminations	The Titan Corporation and Subsidiaries

Cash Flows from Operating Activities:

Income (loss) from continuing operations	$(1,650)	$9,505	$555	$(497)	$7,913
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) continuing operations	13,148	36,147	(10,241)	497	39,551

Net cash provided by (used for) continuing operations	11,498	45,652	(9,686)	—	47,464

Income (loss) from discontinued operations	—	(1,600)	174	—	(1,426)
Adjustments to reconcile income (loss) from discontinued operations to cash provided by (used for) discontinued operations	(2,669)	(32,094)	(6,051)	—	(40,814)

Net cash used for discontinued operations	(2,669)	(33,694)	(5,877)	—	(42,240)

Net cash provided by (used for) operating activities	8,829	11,958	(15,563)	—	5,224

Cash Flows from Investing Activities:
Capital expenditures	(2,905)	(1,963)	(510)	—	(5,378)
Acquisition of businesses, net of cash acquired	(7,107)	33,874	—	—	26,767
Proceeds from sales of investments and business	1,500	—	—	—	1,500
Other investments	(945)	—	—	—	(945)

Proceeds (payments) on intercompany investments and       advances

	23,074	(38,470)	15,396	—	—
Other	(47)	186	(30)	—	109

Net cash provided by investing activities	13,570	(6,373)	14,856	—	22,053

Cash Flows from Financing Activities:
Retirements of debt	(17,692)	(657)	—	—	(18,349)
Issuance of stock in subsidiaries	123	—	—	—	123
Deferred debt issuance costs	(1,132)	—	—	—	(1,132)
Decrease in restricted cash	(1,104)	—	—	—	(1,104)
Dividends paid	(172)	—	—	—	(172)
Proceeds from stock issuances	2,605	—	—	—	2,605
Other	(14)	3	—	—	(11)

Net cash used for financing activities	(17,386)	(654)	—	—	(18,040)

Effect of exchange rate changes on cash	—	—	67	—	67

Net increase (decrease) in cash and cash equivalents	5,013	4,931	(640)	—	9,304
Cash and cash equivalents at beginning of year	17,698	1,327	(404)	—	18,621

Cash and cash equivalents at end of period	$22,711	$6,258	$(1,044)	$—	$27,925

THE TITAN CORPORATION
SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 9, 2003	THE TITAN CORPORATION
	By:	/s/ MARK W. SOPP

Mark W. Sopp Senior Vice President, Chief Financial Officer